Exhibit 4.1

Execution Version

ALERIS INTERNATIONAL, INC.,

as Issuer

and the Guarantors named herein

$400,000,000

10.750% Senior Secured Junior Priority Notes due 2023

INDENTURE

Dated as of June 25, 2018

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

TABLE OF CONTENTS1

[1]	This table of contents shall not, for any purpose, be deemed to be a part of this Indenture.

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		Page
SECTION 1504.	Release of Collateral	109
SECTION 1505.	Powers Exercisable by Receiver or Trustee	109
SECTION 1506.	Post-Closing Collateral	109

ARTICLE SIXTEEN

COLLATERAL ACCOUNT

SECTION 1601.	Collateral Account	111

SCHEDULE, APPENDIX & EXHIBITS

SCHEDULE I — Guarantors

Rule 144A / Regulation S Appendix

EXHIBIT 1 to Rule 144A / Regulation S Appendix — Form of Initial Note

EXHIBIT 2 to Rule 144A / Regulation S Appendix — Form of Transferee Letter of Representation

EXHIBIT 3 to Rule 144A/Regulation S Appendix — Form of Non-U.S. Beneficial Ownership Certification by

Euroclear or Clearstream Luxembourg

EXHIBIT A — Form of Supplemental Indenture

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INDENTURE dated as of June 25, 2018 (this “Indenture”), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Company”), ALERIS CORPORATION, a Delaware corporation (“Parent”), and certain of the Company’s direct and indirect domestic Subsidiaries (as defined below), each named in Schedule I hereto (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee and as collateral agent.

RECITALS

The Company has duly authorized the creation of an issue of 10.750% Senior Secured Junior Priority Notes due 2023 issued on the date hereof (the “Initial Notes”), and to provide therefor the Company and the Guarantors have duly authorized the execution and delivery of this Indenture.

The Guarantors have each duly authorized their Notes Guarantee of the Initial Notes, and to provide therefor the Guarantors have each duly authorized the execution and delivery of this Indenture.

All things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid and legally binding obligations of the Company and to make this Indenture a valid and legally binding agreement of the Company, in accordance with their and its terms.

All things necessary have been done to make the Notes Guarantees, upon execution and delivery of this Indenture and the Notes, the valid obligations of each Guarantor and to make this Indenture a valid and legally binding agreement of each Guarantor, in accordance with their and its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101. Rules of Construction and Incorporation by Reference of Trust Indenture Act. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article One have the meanings assigned to them in this Article One, and words in the singular include the plural and words in the plural include the singular;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as herein defined); provided that for clarity purposes, determination of whether an action is for speculative purposes is not an accounting term;

(3) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(4) all references to Articles, Sections, Exhibits and Appendices shall be construed to refer to Articles and Sections of, and Exhibits and Appendices to, this Indenture;

(5) “including” means including without limitation;

(6) all references to the date the Notes were originally issued shall refer to the Issue Date;

(7) the phrase “in writing” as used herein shall be deemed to include .pdf attachments and other electronic means of transmission, unless otherwise indicated; and

(8) the term “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole, shall not be deemed to refer to “any” assets of the Company as a result of the Company or a Subsidiary being in the “zone of insolvency.”

This Indenture is not subject to any provisions of the TIA (as herein defined), except to the extent the TIA is specifically incorporated by reference in or made a part of this Indenture.

SECTION 102. Definitions.

“ABL Facility” means that certain credit agreement dated as of June 15, 2015 among the Company, each other Subsidiary of the Company set forth on the signature pages thereto, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of the ABL Facility or such successor agreement.

“ABL Facility Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the ABL Facility Secured Parties, together with its successors and permitted assigns under the ABL Facility and the ABL Facility Documents exercising substantially the same rights and powers; and in each case provided if such ABL Facility Collateral Agent is not JPMorgan Chase Bank, N.A., such ABL Facility Collateral Agent shall have become a party to the ABL Intercreditor Agreement and the other applicable ABL Facility Documents.

“ABL Facility Documents” means the collective reference to the ABL Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“ABL Facility Secured Parties” means “Secured Parties” as defined in the ABL Facility.

“ABL Intercreditor Agreement” means (i) the intercreditor agreement among JPMorgan Chase Bank, N.A., as ABL Facility Collateral Agent and Applicable ABL Obligations Representative (as defined therein) in respect of the ABL Obligations, Deutsche Bank AG New York Branch, as First-Priority Collateral Agent and First Lien/Second Lien Intercreditor Representative (as defined therein), the Collateral Agent and the other parties from time to time party thereto, and acknowledged by the Company and certain of its Subsidiaries, dated as of the Issue Date, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Indenture or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to Holders than the intercreditor agreement referred to in clause (i).

“ABL Liens” means any Liens granted on the Collateral to secure any ABL Obligations.

“ABL Obligations” means the “Secured Obligations” as defined in the ABL Facility.

“ABL Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person shall not be Acquired Indebtedness.

“Act,” when used with respect to any Holder, has the meaning specified in Section 105 of this Indenture.

“Additional Notes” means any Notes issued by the Company pursuant to Section 312 of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 1013(a) of this Indenture.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Company or a Guarantor from another Guarantor or, in the case of a Guarantor, from the Company, which in each case constitutes Collateral or would have constituted Collateral had such assets or property been owned by the Company or such Guarantor on the Issue Date.

“Appendix” has the meaning specified in Section 201 of this Indenture.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the Redemption Price of such Note on July 15, 2020 (such Redemption Price being that described in the table set forth in Section 1101(c)) plus (2) all required remaining scheduled interest payments (calculated based on the cash interest rate payable on the Notes) due on such Note through such date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (other than by way of a Sale and Lease-Back Transaction that complies with Section 1016 of this Indenture) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case of (1) and (2), other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out property or assets in the ordinary course of business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described in Section 801 of this Indenture or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 1010 of this Indenture;

(d) any disposition of property or other assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value not to exceed the greater of (x) $25.0 million and (y) 1.0% of Consolidated Total Assets at any one time outstanding;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures or governmental condemnations on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the unwinding of any Hedging Obligations;

(l) the sale, lease, assignment, license, sub-license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(m) the licensing, sub-licensing, sale, assignment, abandonment, or other disposition of intellectual property in the ordinary course of business or consistent with past practice;

(n) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Indenture;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p) solely for purposes of Sections 1018(a)(1) and (a)(2) of this Indenture, any Sale and Lease-Back Transactions; and

(q) any Event of Loss to any property or asset or receipt of insurance proceeds in connection therewith, which shall be applied in compliance with the provisions of Section 1020 of this Indenture (if applicable).

“Asset Sale Offer” has the meaning specified in Section 1018 of this Indenture.

“Asset Sale Payment Date” has the meaning specified in Section 1018 of this Indenture.

“Asset Sale Redemption” has the meaning specified in Section 1101(f).

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Financing Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Financing Lease Obligation.”

“Authenticating Agent” has the meaning specified in Section 612 of this Indenture.

“Bank Indebtedness” means any and all amounts payable under or in respect of Indebtedness incurred under the Term Loan Facility and the other Term Loan Facility Documents pursuant to Section 1011(b)(1)(y) of this Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced, or otherwise modified from time to time (including after termination of the Term Loan Facility), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of, assets of the issuing Person.

“Cash Equivalents” means, as to any Person:

(1) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(2) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the ABL Facility or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;

(3) repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;

(4) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(5) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(6) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (x) above but issued by the principal governmental authority in the jurisdiction in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(10) U.S. Dollars; and

(11) Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Casualty” means any casualty, loss or damage with respect to real or personal property or improvements.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies;

provided, however, that (1) a transaction in which Parent or any direct or indirect parent of the Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Person”) shall not constitute a Change of Control if (a) the shareholders of Parent or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of Parent or such parent, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a Permitted Holder and the Other Person (but including the holders of the Equity Interests of the Other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Parent or the Other Person; (2) any transaction in which the Company remains a Wholly Owned Subsidiary of Parent, but one or more intermediate holding companies between Parent and the Company are added, liquidated, merged or consolidated out of existence, shall not constitute a Change of Control; (3) any holding company whose only significant asset is Capital Stock of the Company, Parent or any direct or indirect parent of the Company shall not itself be considered a “person” or “group” for purposes of this definition; (4) the transfer of assets between or among the Parent, the Restricted Subsidiaries and the Company in accordance with the terms of this Indenture shall not itself constitute a Change of Control; and (5) a “person” or “group” shall not be deemed to have beneficial ownership of securities (or “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act)) subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning specified in Section 1017 of this Indenture.

“Change of Control Payment” has the meaning specified in Section 1017 of this Indenture.

“Change of Control Payment Date” has the meaning specified in Section 1017 of this Indenture.

“Change of Control Redemption” has the meaning specified in Section 1101(e).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Co-Investors” means Persons (and their Affiliates) who, on the Issue Date, are limited partners of each of the Sponsors.

“Collateral” means, collectively, all of the assets and property of the Company or any Guarantor, whether real, personal or mixed, securing or purported to secure any Second-Priority Obligations.

“Collateral Account” has the meaning specified in Section 1601 of this Indenture.

“Collateral Agent” means U.S. Bank National Association, in its capacity as Collateral Agent for the Holders of Notes and holders of Other Second-Priority Obligations together with its successors in such capacity.

“Company” means the Person named as the “Company” in the first paragraph of this Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter, “Company” shall mean such successor Person; provided that when used in the context of determining the fair market value of an asset or liability under this Indenture, “Company” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Company or the Parent when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by two Officers or one Officer and either an Assistant Treasurer or an Assistant Secretary (or, in either case, someone holding the equivalent role) of the Company, and delivered to the Trustee.

“Condemnation” means any taking by a government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“consolidated” or “Consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to any Person on a consolidated basis:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including

(1) amortization of original issue discount resulting from the issuance of Indebtedness at less than par,

(2) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances,

(3) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP),

(4) the interest component of Financing Lease Obligations, and

(5) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness,

and excluding (i) amortization or writeoff of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (iv) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) interest expense attributable to a parent entity resulting from push-down accounting, (vi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (vii) the implied interest component under “synthetic lease” obligations that do not constitute Indebtedness; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Net Income; provided that, without duplication:

(1) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation and one-time compensation charges and any expenses directly attributable to the implementation of cost-saving initiatives) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (whether accrued in respect of such period or a prior period) (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below);

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (4)(C)(1) of Section 1010(a) of this Indenture, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period (whether accrued in such period or a prior period), to the extent not already included therein;

(7) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting, net of taxes, shall be excluded;

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 shall be excluded;

(11) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany indebtedness, shall be excluded;

(12) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(13) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(14) any expenses or charges related to any Equity Offering, acquisition or other Investment, disposition, recapitalization or the incurrence of Indebtedness including a refinancing thereof (whether or not successful, whether or not permitted under this Indenture and whether or not relating to the Company and its Subsidiaries or any parent company of the Company) and any amendment or modification to the terms of any such transactions shall be excluded;

(15) all net after-tax charges, expenses, gain or income with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans shall be excluded;

(16) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded; and

(17) at the option of the Company, any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisitions or any permitted sale, conveyance, transfer or other disposition of assets or (y) expenses, charges or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Company has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party, obligor or insurer in writing and (B) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period) shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 1010(a) of this Indenture only (other than clause (4)(C)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries or any repayments to the Company or a Restricted Subsidiary of loans and advances that constitute Restricted Investments only to the extent such amounts increase the amount of Restricted Payments permitted under Section 1010(a) of this Indenture pursuant to clause (4)(C)(4).

“Consolidated Priority Secured Debt Ratio” means, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (x) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries that is secured on a pari passu basis pursuant to an Intercreditor Agreement by a Lien on the Collateral or property subject to a capital lease, including the Term Loan Facility and the ABL Facility (excluding, for the avoidance of doubt, the Notes, the Notes Guarantees and other Indebtedness secured by a Lien that has Pari Passu Lien Priority or Junior Lien Priority on the Collateral relative to the Notes and the Notes Guarantees) as of the end of such quarter, less an amount not to exceed $100.0 million equal to the sum of the amount of any cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date that is free and clear of all Liens, other than Liens in favor of (A) (i) the ABL Facility Collateral Agent for the benefit of the ABL Facility Secured Parties, (ii) the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties or (iii) the Collateral Agent for the benefit of the Second-Priority Secured Parties and (B) to the extent such cash and Cash Equivalents of the Company and its Restricted Subsidiaries is subject to a Lien referenced in (i), (ii) or (iii) of subclause (A), any Junior Lien Representative on behalf of the holders of Junior Lien Obligations, to (y) the aggregate amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Consolidated Secured Debt Ratio” means, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries that is then secured by a Lien upon any Collateral or property subject to a capital lease, as of the end of such quarter, less an amount not to exceed $100.0 million equal to the sum of the amount of any cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date that is free and clear of all Liens, other than Liens in favor of (x) (i) the ABL Facility Collateral Agent for the benefit of the ABL Facility Secured Parties, (ii) the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties or (iii) the Collateral Agent for the benefit of the Second-Priority Secured Parties and (y) to the extent such cash and Cash Equivalents of the Company and its Restricted Subsidiaries is subject to a Lien referenced in (i), (ii) or (iii) of subclause (x), any Junior Lien Representative on behalf of the holders of Junior Lien Obligations, to (b) the aggregate amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Consolidated Total Assets” means, as of any date of determination, the total assets, net, reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recent fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Debt Ratio” means, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries, as of the end of such quarter, less an amount not to exceed $100.0 million equal to the sum of the amount of any cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date that is free and clear of all Liens, other than Liens in favor of (x) (i) the ABL Facility Collateral Agent for the benefit of the ABL Facility Secured Parties, (ii) the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties or (iii) the Collateral Agent for the benefit of the Second-Priority Secured Parties and (y) to the extent such cash and Cash Equivalents of the Company and its Restricted Subsidiaries is subject to a Lien referenced in (i), (ii) or (iii) of subclause (x), any Junior Lien Representative on behalf of the holders of Junior Lien Obligations, to (b) the aggregate amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Financing Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit, (y) all obligations relating to Receivables Facilities and (z) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis, and only to the extent required to be recorded on a balance sheet, in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at 535 Griswold Street, Suite 550, Detroit, MI 48226; Attn: Global Corporate Trust Services, except that with respect to presentation of the Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

“Covenant Defeasance” has the meaning specified in Section 1303 of this Indenture.

“Credit Facilities” means, collectively, (i) the ABL Facility and (ii) the Term Loan Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 306(b) of this Indenture.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased by (without duplication):

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(b) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any costs incurred in connection with (x) acquisitions after the Issue Date or (y) the closing of any production or manufacturing facilities after the Issue Date; plus

(e) any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(f) the amount of any minority interest expense deducted in computing Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsors and the Co-Investors and the amount of any directors’ fees or reimbursements, in each case, to the extent permitted under Section 1013 of this Indenture; plus

(h) the “run rate” amount of cost savings, operational improvements and synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken, or substantial steps towards which have been taken or are expected to be taken, during such period (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational improvements and synergies are reasonably identifiable and factually supportable, (y) such cost savings, operational improvements and synergies are expected to be realized within 36 months of the date thereof in connection with such actions and (z) the aggregate amount of cost savings added pursuant to this clause (h) shall not exceed the greater of (i) $50.0 million and (ii) 20.0% of EBITDA on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(i) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (4)(C) of Section 1010(a) of this Indenture; plus

(j) any start-up costs under Accounting Standards Codification Topic 720-150; plus

(k) earn-out obligations and other contingent consideration obligations and purchase price adjustments, and, in each case, adjustments thereof incurred in connection with any acquisition or other investment and paid or accrued during such period;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing EBITDA in accordance with this definition); and

(3) increased or decreased, as applicable, by (without duplication) the amount of gain or loss resulting in such period from a sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8; and

(b) an issuance to any Subsidiary of the Company.

“Event of Default” has the meaning specified in Section 501 of this Indenture.

“Event of Loss” means, with respect to any Collateral, any (1) Casualty, (2) Condemnation or seizure (other than pursuant to foreclosure or confiscation or requisition of the use of such Collateral) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of $25.0 million.

“Event of Loss Payment Date” has the meaning specified in Section 1020 of this Indenture.

“Excess Loss Proceeds” has the meaning specified in Section 1020 of this Indenture.

“Excess Proceeds” has the meaning specified in Section 1018 of this Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning ascribed to such term in the Security Agreement.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date after giving effect to the issuance of the Notes and application of the proceeds therefrom as described in the Offering Memorandum under the heading “Use of Proceeds,” plus interest accruing thereon.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien/Second Lien Intercreditor Agreement” means (i) the intercreditor agreement among Deutsche Bank AG New York Branch, as First-Priority Collateral Agent, the Collateral Agent and the other parties from time to time party thereto, and acknowledged by the Company and the Guarantors, dated as of the Issue Date, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Indenture or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to Holders of the Notes than the intercreditor agreement referred to in clause (i).

“First-Priority Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as collateral agent for the First-Priority Secured Parties, together with its successors and permitted assigns under the Term Loan Facility and the Term Loan Facility Documents exercising substantially the same rights and powers (or if there is more than one Term Loan Facility or other First-Priority Obligations, such agent or trustee as is designated as “First Lien Facility Agent” or similar title under the First-Priority Obligations Documents).

“First-Priority Liens” means the Liens on any Collateral securing the First-Priority Obligations.

“First-Priority Obligations” means (i) all Secured Bank Indebtedness and (ii) all other obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations or obligations in respect of cash management services, in each case, that are secured by Liens on the collateral that secures the Secured Bank Indebtedness; provided that no additional obligations shall constitute First-Priority Obligations unless such obligations become subject to the Intercreditor Agreements.

“First-Priority Obligations Documents” means the Term Loan Facility Documents and any other documents or instrument evidencing or governing any other First-Priority Obligations.

“First-Priority Secured Parties” means the persons holding any First-Priority Obligations, including the First-Priority Collateral Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without duplication, adjustments appropriate to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that any term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the Issue Date.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guarantor” means Parent and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the books of the Note Registrar.

“incur” has the meaning specified in Section 1011 of this Indenture.

“incurrence” has the meaning specified in Section 1011 of this Indenture.

“Indebtedness” means, with respect to any Person:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(4) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) Obligations under, or in respect of, Receivables Facilities, (C) any operating leases as such an instrument would be determined in accordance with GAAP on the Issue Date, (D) in connection with the purchase by the Company or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes), (E) deferred or prepaid revenues, (F) any Equity Interests other than Disqualified Stock or (G) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indenture” means this Indenture as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Indenture Obligations” means the Obligations of the Company and any other obligor under this Indenture, the Notes or the other Notes Documents, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement whether or not a claim for post-petition interest is allowed in such proceeding), and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other obligations to the Trustee, the Collateral Agent and the Holders under this Indenture, the Notes and the other Notes Documents, according to the respective terms thereof.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.

“Initial Notes” has the meaning stated in the first recital of this Indenture.

“Initial Purchasers” has the meaning specified in the Appendix.

“Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Pledgor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Pledgor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Pledgor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except to the extent permitted by the ABL Facility Documents, First-Priority Obligations Documents or Second-Priority Obligations Documents, as applicable) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Pledgor.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Period” means each period commencing on and including an Interest Payment Date (or, if there has not yet been an Interest Payment Date, the Issue Date) and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 1010 of this Indenture:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means June 25, 2018, the date on which the Notes were first issued under this Indenture.

“Issue Date Unrestricted Subsidiary” has the meaning specified in Section 1010(d) of this Indenture.

“Junior Lien Obligations” means Obligations with respect to Indebtedness permitted to be incurred under this Indenture having Junior Lien Priority.

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is junior in priority to the Liens on all of the Collateral securing the Notes; provided that the Junior Lien Representative shall have executed and delivered an intercreditor agreement with the Collateral Agent (which each Holder hereby authorizes the Collateral Agent to enter into without such Holder’s consent) in form and substance substantially similar to the First Lien/Second Lien Intercreditor Agreement, but with such changes thereto as are necessary to reflect the Notes as being the “First Lien Obligations” (as defined in the First Lien/Second Lien Intercreditor Agreement).

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is party to the Security Documents.

“LCT Election” has the meaning specified in Section 115 of this Indenture.

“LCT Test Date” has the meaning specified in Section 115 of this Indenture.

“Legal Defeasance” has the meaning specified in Section 1302 of this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any (i) acquisition or Investment, in each case for which the consummation thereof is not conditioned on the availability of financing or (ii) repayment or redemption of, or offer to purchase, any Indebtedness requiring irrevocable notice in advance of such repayment, redemption or offer to purchase.

“Loss Proceeds Offer” has the meaning specified in Section 1020 of this Indenture.

“Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Pledgors, taken as a whole.

“Maturity,” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption or otherwise.

“Minimum Cash Consideration” has the meaning specified in Section 1018(a)(2) of this Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent and the Second-Priority Secured Parties on any Mortgaged Property, as the same may be amended, modified, restated, supplemented or replaced from time to time.

“Mortgage Policy” has the meaning set forth in Section 1506 of this Indenture.

“Mortgaged Property” has the meaning set forth in the Security Agreement.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents, (b) insurance proceeds, (c) Condemnation Awards or (d) damages awarded by any judgment, in each case received by the Company or any Restricted Subsidiary from such Event of Loss, net of:

(1) out-of-pocket expenses and fees relating to such Event of Loss (including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, and other fees and expenses, including title and recordation expenses);

(2) taxes paid or reasonably expected to be payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss;

(4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss or having a Lien thereon;

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss; and

(6) in the case of an Event of Loss by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Loss Proceeds attributable to minority interests.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of (x) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes or repatriation costs paid or payable as a result thereof (after taking into account any available tax or other credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by Section 1018) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (y) any such cash proceeds actually applied to purchase Notes pursuant to an Asset Sale Redemption.

“Non-ABL Liens” means any Liens granted on the Collateral to secure any Non-ABL Obligations.

“Non-ABL Obligations” mean, collectively, the First-Priority Obligations and Second-Priority Obligations.

“Non-ABL Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Register” and “Note Registrar” have the respective meanings specified in Section 304.

“Notes” means any 10.750% Senior Secured Junior Priority Notes due 2023 of the Company authenticated and delivered under this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes (except that any series of Notes that is not fungible with the Initial Notes for U.S. Federal income tax purposes may be treated for purposes of the provisions of this Indenture relating to transfer and exchange as a separate class that does not trade fungibly with Notes that have differing treatment under U.S. Federal income tax law and will be assigned a different CUSIP or other identification number), and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes, the Guarantees and the Security Documents.

“Notes Guarantee” means the guarantee by any Guarantor of the Indenture Obligations.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement whether or not a claim for post-petition interest is allowed in such proceeding), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee or any other third parties other than the Holders.

“Offering Memorandum” means the final offering memorandum dated June 8, 2018 relating to the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company. Opinions of Counsel required to be delivered under this Indenture may have qualifications customary for opinions of the type required and counsel delivering such Opinions of Counsel may rely on certificates of the Company or government or other officials customary for opinions of the type required, including certificates certifying as to matters of fact, including that various covenants have been complied with.

“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(2) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(3) Notes, except to the extent provided in Sections 1302 and 1303, with respect to which the Company has effected Legal Defeasance or Covenant Defeasance as provided in Article Thirteen; and

(4) Notes which have been paid pursuant to this Indenture or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to Section 305 of this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a Protected Purchaser in whose hands the Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder, Notes owned by the Company or any Guarantor or by any Affiliate of the Company or any Guarantor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.

“Other Second-Priority Obligations” means other Indebtedness or Obligations of the Company and the Guarantors that is equally and ratably secured with the Notes by the Collateral and that is not prohibited by this Indenture (including any Additional Notes) and that is designated by the Company as an Other Second-Priority Obligation; provided that (i) the representative of such Other Second-Priority Obligations executes a joinder agreement to the Security Documents agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as “Other Second-Priority Obligations” or other similar term under each applicable Security Document in an Officers’ Certificate delivered to the Trustee.

“Parent” means Aleris Corporation, a Delaware corporation.

“Paying Agent” means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that the assets received are pledged as Collateral as required and provided under the Security Documents to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means Sponsors and members of management of the Company (or its direct parent) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date (the “Management Investors”) and any Co-Investors or Subsequent Co-Investors; provided, that the Sponsors, the Management Investors and the Co-Investors, collectively, have beneficial ownership of at least 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture shall thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Company or any Restricted Subsidiary, including, without limitation, a repurchase or retirement of the Notes; provided that Investments made in reliance on this clause (a) in Issue Date Unrestricted Subsidiaries that have been redesignated as Restricted Subsidiaries shall not exceed $250.0 million in the aggregate at any one time outstanding;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of the Company, or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, and

(ii) any Investment held by such Person;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 1018 of this Indenture or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of the greater of (x) $8.0 million and (y) 0.3% of Consolidated Total Assets outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Company or any Restricted Subsidiary:

(1) (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or

(2) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under Section 1011(b)(11) of this Indenture;

(i) loans and advances to officers, directors and employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses (including entertainment expenses), moving and relocation expenses, tax advances, payroll advances and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company in good faith;

(j) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests shall not increase the amount available for Restricted Payments under clause (4)(C) of Section 1010(a) of this Indenture;

(k) guarantees of Indebtedness permitted under Section 1011 of this Indenture and performance guarantees in the ordinary course of business;

(1) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 1013(b) of this Indenture (except transactions described in clauses (2), (6) and (10) of Section 1013(b));

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing or venture arrangements with other Persons;

(n) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such Investments are necessary or advisable (in the good faith determination of the Company) to effect such Receivables Facility;

(o) while an Unrestricted Subsidiary, Investments in an Issue Date Unrestricted Subsidiary not to exceed $100.0 million in the aggregate at any one time outstanding;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 5.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that no more than the greater of (x) $75.0 million and (y) 2.25% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) will be invested in Unrestricted Subsidiaries;

(q) [reserved];

(r) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business; and

(s) the acquisition of assets or Equity Interests solely in exchange for the issuance of common equity securities of the Company.

For purposes of this definition, any Investment shall be determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness (and, in each case, any related Obligations) incurred under: (i) Section 1011(b)(1)(x) of this Indenture and any refinancing, refunding, extension, renewal or replacement of such Indebtedness; provided that any such Liens on Collateral are subject to the provisions of the ABL Intercreditor Agreement as ABL Liens (including with respect to the relative priority of the ABL Priority Collateral and the Non-ABL Priority Collateral); and (ii) Section 1011(b)(1)(y) of this Indenture and any refinancing, refunding, extension, renewal or replacement of such Indebtedness; provided that any such Liens on Collateral are subject to the provisions of the Intercreditor Agreements as Non-ABL Liens and First-Priority Liens (including with respect to the relative priority of the ABL Priority Collateral and the Non-ABL Priority Collateral);

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges or claims (i) not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens existing on the Issue Date after giving effect to the issuance of the Notes and application of the proceeds therefrom as described in the Offering Memorandum under the heading “Use of Proceeds” (other than Liens incurred pursuant to clause (1) above or clause (32) below and other than Liens on Mortgaged Property);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 1011 of this Indenture;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from financing statement filings under the UCC or similar state laws regarding (i) operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(14) Liens in favor of the Company or any Subsidiary Guarantor;

(15) Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such inventory or equipment is located;

(16) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9) and the following clauses (18), (32) and (33); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (7), (8) and (9) and the following clauses (18), (32) and (33) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (5), (18), (19) and (22) of Section 1011(b) of this Indenture; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 1011(b)(5) are solely on the assets or property of the Company or any Restricted Subsidiary developed, constructed, purchased, leased or acquired with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and the proceeds and products thereof and customary security deposits in respect thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to Section 1011(b)(18) are solely on acquired property or assets of the acquired entity (and proceeds or products of such property or assets or improvements of such property or assets), as the case may be and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 1011(b)(19) extend only to the assets of Foreign Subsidiaries;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 501 of this Indenture, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 1011 of this Indenture; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(26) other Liens securing obligations which obligations at the time outstanding do not exceed the greater of (x) $150.0 million and (y) 5.3% of Consolidated Total Assets;

(27) Liens securing Hedging Obligations;

(28) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(29) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(30) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(31) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(32) Liens securing the Notes (other than any Additional Notes) and the related Notes Guarantees; and

(33) Liens incurred to secure Other Second-Priority Obligations and Junior Lien Obligations in respect of any Indebtedness permitted to be incurred pursuant Section 1011 of this Indenture; provided that immediately after giving effect to the incurrence of such amount and application of the proceeds therefrom, on a pro forma basis, the Consolidated Secured Debt Ratio would not exceed 5.00 to 1.00; provided that, for the avoidance of doubt, such Liens may be subject to one or more Intercreditor Agreements as Other Second-Priority Obligations or Junior Lien Obligations, as applicable.

Upon delivery to the Collateral Agent of an Officers’ Certificate requesting the same, the Collateral Agent will enter into any subordination, non-disturbance, easement, estoppel or similar document or agreement for the purpose of creating, acknowledging, and/or confirming any Lien (or the priority thereof) otherwise permitted hereunder.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgors” means the Company and the Guarantors.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 305 in exchange for a mutilated Note or in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Protected Purchaser” has the meaning specified in Section 305 of this Indenture.

“Purchase Agreement” has the meaning specified in the Appendix.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Equity Interests shall be determined by the Company or the Parent in good faith.

“Qualifying Trustee” has the meaning specified in Section 1305 of this Indenture.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinancing Indebtedness” has the meaning specified in Section 1011 of this Indenture.

“Regular Record Date” has the meaning specified in Section 301 of this Indenture.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, any assistant treasurer, any trust officer or assistant trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who in each case shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 1010 of this Indenture.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” has the meaning specified in Section 1010 of this Indenture.

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Second-Priority Obligations” means (a) the Indenture Obligations and (b) all Other Second-Priority Obligations, including all fees and expenses of the collateral agent for any Other Second-Priority Obligations and shall include all interest, fees and expenses which but for the filing of a petition in bankruptcy with respect to the Company or any Guarantor would have accrued on such Obligations, whether or not a claim for such interest, fees or expenses is allowed in such proceeding.

“Second-Priority Obligations Documents” means the Notes Documents and any other document or instrument evidencing or governing any Other Second-Priority Obligations.

“Second-Priority Secured Parties” means the Persons holding any Second-Priority Obligations, including the Collateral Agent.

“Second-Priority Liens” means all Liens in favor of the Collateral Agent for its benefit and for the benefit of the Trustee, the Holders of the Notes and holders of any Other Second-Priority Obligations on Collateral securing the Indenture Obligations and any Other Second-Priority Obligations.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (1)(ii) of the definition of “Permitted Liens,” as designated by the Company to be included in this definition.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of June 25, 2018, by and among the Company, the Guarantors and the Collateral Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” means the Security Agreement, the Mortgages, the Intercreditor Agreements, any other intercreditor agreement entered into in accordance with the terms of this Indenture that is in effect from time to time and any documentation entered into to further effect the provisions of such agreements (including in compliance with any “further assurances” provisions of such agreements) and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Other Second-Priority Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Indebtedness” means with respect to any Person:

(1) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest, fees or expenses are allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Notes Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in right of payment with respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness that at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business or other activities conducted, or proposed to be conducted (as described in the Offering Memorandum), by the Parent, the Company and its Subsidiaries on the Issue Date or any business or other activities conducted by any entity that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“6% Senior Subordinated Debt Documents” means the documents governing the 6% Senior Subordinated Exchangeable Notes.

“6% Senior Subordinated Exchangeable Notes” means the $45.0 million aggregate principal amount of 6% Senior Subordinated Exchangeable Notes due June 1, 2020 issued by the Company under the 6% Senior Subordinated Debt Documents.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 306.

“Sponsors” means Oaktree Capital Management L.P., Apollo ALS Holdings II, L.P., Bain Capital Credit, LP, Caspian Capital Partners LP and their respective Affiliates, but not including any portfolio companies thereof.

“Stated Maturity,” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“Subordinated Indebtedness” means:

(a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Notes Guarantee of such Guarantor.

“Subsequent Co-Investors” means any Person (other than the Sponsor and the Co-Investors) and its Affiliates who, in connection with the acquisition of Equity Interests of the Company (or any of its direct or indirect parent companies) after the Issue Date, is part of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in which any of the Sponsor, the Co-Investors or Management Investors is a member.

“Subsequent Transaction” has the meaning specified in Section 115 of this Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of this Indenture.

“Successor Company” has the meaning specified in Section 801 of this Indenture.

“Successor Person” has the meaning specified in Section 802 of this Indenture.

“Term Loan Facility” means (i) that certain first lien credit agreement dated as of the Issue Date among the Company, the Guarantors, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent and the other agents party thereto, as amended, restated, amended and restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of the Term Loan Facility or such successor agreement and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, any other debt facilities, credit facilities, credit agreements, loan agreements, indentures, financings, commercial paper facilities, note purchase agreements or other agreements, including any Additional Notes, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables, and including any Receivables Facility), letters of credit, notes or other borrowings or other extensions of credit, including any notes, Additional Notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Term Loan Facility Documents” means the collective reference to the Term Loan Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published or the relevant information no longer appears thereon, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2020; provided, however that if the period from the Redemption Date to July 15, 2020, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as in force at the date as of which this Indenture was executed.

“Trustee” means U.S. Bank National Association, until a successor replaces it and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means

(a) any of Aleris Asia Pacific Limited, Aleris Aluminum Zhenjiang Co. Ltd. and Aleris (Shanghai) Trading Co. Ltd. and any of their direct and indirect Subsidiaries; and

(b) (1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b) such designation complies with the covenant described in Section 1010 of this Indenture and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary or own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of, the Company or any direct or indirect parent entity of the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated).

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (other than with respect to an Issue Date Unrestricted Subsidiary, as to which this proviso shall not apply), immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 1011(a) of this Indenture; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vice President,” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 103. Compliance Certificates and Opinions. Upon any application or request by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Indenture (including complying with any covenant to the extent that such compliance constitutes a condition precedent) relating to the proposed action have been complied with and, other than in connection with the authentication and delivery of the Initial Notes, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than pursuant to Section 1008(a) of this Indenture) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 104. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 105. Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 105.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Such record date shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date. Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Company or any Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.

Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

Without limiting the generality of the foregoing, a Holder, including the Depository that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depository that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depository entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.

SECTION 106. Notices, Etc., to Trustee, Company and Any Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Company or any Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing (which may be via facsimile, .pdf transmission or other electronic means) to or with the Trustee at U.S. Bank National Association, 535 Griswold Street, Suite 550, Detroit, MI 48226, Attn: Global Corporate Trust Services, or

(2) the Company or any Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing and mailed, first-class postage prepaid, or delivered by recognized overnight courier, to the Company or such Guarantor addressed to it at Aleris International, Inc., 25825 Science Park Drive, Cleveland, OH 44122, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Company or such Guarantor.

SECTION 107. Notice to Holders; Waiver. Where this Indenture provides for notice of any event to Holders by the Company or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and either (1) mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Note Register, within the time prescribed for the giving of such notice or (2) in the case of Notes held through the Depository, sent or transmitted to Holders in any manner that is in accordance with the procedures of the Depository. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Notices given by publication or electronic delivery shall be deemed given on the first date on which publication or electronic delivery is made and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.

In case by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Notwithstanding anything herein to the contrary, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders in any manner that is in accordance with the procedures of the Depository and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

SECTION 108. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience of reference only, are not intended to be considered a part hereof and shall in no way affect the construction of, or modify or restrict, any of the terms or provisions hereof.

SECTION 109. Successors and Assigns. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 1208 hereof.

SECTION 110. Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 111. Benefits of Indenture. Nothing in this Indenture or in the Notes or in any other Notes Document, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Note Registrar and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 112. Governing Law; Waiver of Jury Trial.

(a) This Indenture, the Notes and any Notes Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

(b) EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, THE PAYING AGENT, AND THE NOTE REGISTRAR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTES GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 113. Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity or Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, or at the Stated Maturity or Maturity; provided that no interest shall accrue for purposes of such payment for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be.

SECTION 114. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor (other than in the case of stockholders of any Guarantor, the Company or another Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Notes Guarantees and this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Notes Guarantees.

SECTION 115. Limited Condition Transaction. Notwithstanding anything to the contrary herein or in any other Notes Document, in connection with any action required to be taken in connection with a Limited Condition Transaction, for purposes of: (i) calculating the Consolidated Priority Secured Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, the Fixed Charge Coverage Ratio and other financial calculations; (ii) determining compliance with Defaults or Events of Defaults; or (iii) testing availability under covenant baskets set forth in this Indenture (including covenant baskets measured as a percentage of Consolidated Total Assets), in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions required to be entered into in connection therewith (including any incurrence or repayment of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided that availability under any ratio and the determination of whether the relevant condition is satisfied may in any event be recalculated, at the option of the Company, on the closing date of the Limited Condition Transaction. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction required to be entered into in connection with such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether any such required transaction is permitted under this Indenture or any other Notes Document, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any other ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments (subject to the proviso at the end of this sentence), the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary, in each case, not required to be entered into in connection with the applicable Limited Condition Transaction (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the date on which the Company demonstrates to the Trustee that it has elected not to pursue such Limited Condition Transaction), for purposes of determining whether such Subsequent Transaction is permitted under this Indenture, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions required to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, in the case of Restricted Payments (other than Investments) such ratio tests and baskets will be tested both as if such transaction had been consummated and as if such transaction had not been consummated.

SECTION 116. Counterparts. This Indenture and any other Notes Document may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and any other Notes Document and of signature pages by facsimile, .pdf transmission or other electronic means shall constitute effective execution and delivery of this Indenture and any other Notes Document for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf transmission or other electronic means shall be deemed to be their original signatures for all purposes.

ARTICLE TWO

NOTE FORMS

SECTION 201. Form and Dating. Provisions relating to the Initial Notes are set forth in the Rule 144A / Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Note set forth in the Appendix are part of the terms of this Indenture.

SECTION 202. Execution, Authentication and Delivery. The Notes shall be executed on behalf of the Company by any Officer. The signature of an Officer on the Notes may be manual or via facsimile, .pdf transmission or other electronic means of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Notes.

Notes bearing the signature of an individual who was at any time a proper Officer of the Company shall bind the Company, notwithstanding that such individual ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes.

On the Issue Date, the Company shall deliver the Initial Notes in the aggregate principal amount of $400,000,000 executed by the Company to the Trustee for authentication, together with a Company Order directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of Notes contained herein have been fully complied with, and the Trustee in accordance with such Company Order shall authenticate and deliver such Initial Notes. At any time and from time to time after the Issue Date, the Company may deliver Additional Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Additional Notes, directing the Trustee to authenticate the Additional Notes and certifying that the issuance of such Additional Notes is in compliance with Article Ten hereof and that all other conditions precedent to the issuance of Notes contained herein have been fully complied with, and the Trustee in accordance with such Company Order shall authenticate and deliver such Additional Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in Exhibit 1 to the Appendix, duly executed by the Trustee by manual signature of an authorized officer, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

In case the Company, pursuant to Article Eight of this Indenture, shall, in one or more related transactions, be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed a supplemental indenture hereto with the Trustee and assumed all of the obligations of the Company under the Notes and this Indenture pursuant to Article Eight of this Indenture, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 202 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

ARTICLE THREE

THE NOTES

SECTION 301. Title and Terms. The aggregate principal amount of Notes which may be authenticated and issued under this Indenture is not limited; provided, however that any Additional Notes issued under this Indenture rank pari passu with the Initial Notes, are issued in accordance with Sections 202, 312, 1011 and 1012 hereof, form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (except that any series of Notes that is not fungible with the Initial Notes for U.S. Federal income tax purposes may be treated for purposes of the provisions of this Indenture relating to transfer and exchange as a separate class that does not trade fungibly with Notes that have differing treatment under U.S. Federal income tax law and will be assigned a different CUSIP or other identification number). Any Additional Notes shall be issued pursuant to a supplemental indenture to this Indenture.

The Notes shall be known and designated as the “10.750% Senior Secured Junior Priority Notes due 2023” of the Company. The Stated Maturity of the Notes shall be July 15, 2023. The Notes shall bear interest at the rate set forth below from June 25, 2018, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest on the Notes is payable on January 15, 2019 and semi-annually thereafter on January 15 and July 15 in each year and at said Stated Maturity, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business on the January 1 and July 1 immediately preceding such Interest Payment Date (each, a “Regular Record Date”).

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in the City of New York or, at the option of the Company, payments of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the Note Register of Holders; provided that all payments of principal, premium, if any, and interest, if any, with respect to Notes represented by one or more global notes registered in the name of or held by the Depository or its nominee shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Holders shall have the right to require the Company to purchase their Notes, in whole or in part, in the event of a Change of Control pursuant to Section 1017. The Notes shall be subject to repurchase pursuant to an Asset Sale Offer as provided in Section 1018 and a Loss Proceeds Offer as provided in Section 1020.

The Notes shall be redeemable as provided in Article Eleven of this Indenture and Paragraph 6 of the Notes.

The due and punctual payment of principal of, premium, if any, and interest on the Notes payable by the Company is irrevocably unconditionally guaranteed, to the extent set forth herein, by each of the Guarantors.

SECTION 302. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

SECTION 303. Temporary Notes. Pending the preparation of definitive Notes, the Company may execute, and upon receipt of a Company Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.

If temporary Notes are issued, the Company shall cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 1002, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 304. Note Registrar; Paying Agent; Registration of Transfer and Exchange. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 1002 being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Note Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Note Register shall be open to inspection by the Trustee. The Trustee is hereby initially appointed as note registrar (the “Note Registrar”) for the purpose of registering Notes and transfers of Notes as herein provided. The Trustee is hereby initially appointed to act as the Paying Agent and to act as Notes Custodian with respect to the Global Notes.

Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 1002, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by written instruments of transfer, in form satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any taxes, fees or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Sections 202, 303, 906, 1017, 1018, 1020 or 1108 not involving any transfer.

SECTION 305. Mutilated, Destroyed, Lost and Stolen Notes. If (1) any mutilated Note is surrendered to the Trustee or (2) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company and the Trustee such security or indemnity as may be required to protect the Company, the Trustee, any agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a Protected Purchaser (as defined in Section 8-303 of the UCC) (a “Protected Purchaser”), the Company shall execute and upon Company Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 305, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in replacing a Note.

Every new Note issued pursuant to this Section 305 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company and each Guarantor, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 305 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 306. Payment of Interest; Interest Rights Preserved.

(a) Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 1002; provided, however, that, subject to Section 301 hereof, each installment of interest may at the Company’s option be paid by (1) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 307, to the address of such Person as it appears in the Note Register or (2) transfer to an account located in the United States maintained by the payee.

(b) Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) may be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 107, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(c) Subject to the foregoing provisions of this Section 306, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 307. Persons Deemed Owners. Prior to the due presentment of a Note for registration of transfer, the Company, any Guarantor, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 306) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

SECTION 308. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Company shall so acquire any of the Notes, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 308, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company by the Trustee. The Trustee shall maintain a record of all cancelled Notes. The Trustee shall provide the Company a list of all Notes that have been cancelled from time to time as requested by the Company.

SECTION 309. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 310. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Note Registrar or a co-registrar with a request to register a transfer, the Note Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the UCC are met. When Notes are presented to the Note Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Note Registrar shall make the exchange as requested if the same requirements are met.

The Company shall not be required, and without the prior written consent of the Company, the Note Registrar shall not be required, to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before sending a notice of redemption of Notes and ending at the close of business on the day such notice is sent, (ii) selected for redemption in whole or in part, (iii) that has been tendered in a Change of Control Offer or (iv) beginning at the opening of business on any record date and ending on the close of business on the related Interest Payment Date.

SECTION 311. CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case, if then generally in use) in addition to serial numbers, and, if so, the Trustee shall use such “CUSIP” numbers, ISINs and “Common Code” numbers in addition to serial numbers in notices of redemption, repurchase or other notices to Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such “CUSIP” numbers, ISINs and “Common Code” numbers either as printed on the Notes or as contained in any notice of a redemption or repurchase and that reliance may be placed only on the serial or other identification numbers printed on the Notes, and any such redemption or repurchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers, ISINs and “Common Code” numbers applicable to the Notes.

SECTION 312. Issuance of Additional Notes. The Company may, subject to Sections 1011 and 1012 of this Indenture, issue additional Notes having identical terms and conditions to the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, the issue price and the date from which interest first begins to accrue (the “Additional Notes”). The Initial Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture (except that any series of Notes that is not fungible with the Initial Notes for U.S. Federal income tax purposes may be treated for purposes of the provisions of this Indenture relating to transfer and exchange as a separate class that does not trade fungibly with Notes that have differing treatment under U.S. Federal income tax law and will be assigned a different CUSIP or other identification number).

Notwithstanding anything else herein, with respect to any Additional Notes issued subsequent to the date of this Indenture, when the context requires, all provisions of this Indenture, subject to Sections 1011 and 1012 of this Indenture, shall be construed and interpreted to permit the issuance of such Additional Notes and to allow such Additional Notes to become fungible and interchangeable with the Initial Notes originally issued under this Indenture.

ARTICLE FOUR

SATISFACTION AND DISCHARGE

SECTION 401. Satisfaction and Discharge of Indenture. This Indenture shall upon Company Request and at the Company’s expense cease to be of further effect as to all Notes issued hereunder and then Outstanding, and all Liens on the Collateral granted under the Security Documents shall be automatically released (except as set forth in the last paragraph of this Section and as to surviving rights of registration of transfer or exchange of Notes expressly provided for herein or pursuant hereto), and the Trustee and the Collateral Agent, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1) either:

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 305 and (ii) Notes for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or

(B) all such Notes not theretofore delivered to the Trustee for cancellation:

(i) have become due and payable by reason of the making of a notice of redemption pursuant to Section 1106 or otherwise, or

(ii) shall become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor, in the case of (i), (ii) or (iii) of this subclause (B), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(2) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any Credit Facility, the 6% Senior Subordinated Debt Documents, the 6% Senior Subordinated Exchangeable Notes or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company has paid or caused to be paid all sums payable by it under this Indenture and the Company and the Guarantors have paid or caused to be paid all sums payable to the Trustee and/or the Collateral Agent under the Security Documents;

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at Maturity or the Redemption Date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein to the satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money or Government Securities shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 401, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive such satisfaction and discharge. In addition, nothing in this Section 401 shall be deemed to discharge the obligations of the Company and the Guarantors to the Trustee under Section 607, the obligations of the Company and the Guarantors to the Collateral Agent under Section 1502(a) and the obligations of the Company to any Authenticating Agent under Section 612 that, in each case, by their terms, survive the satisfaction and discharge of this Indenture.

SECTION 402. Application of Trust Money. Subject to the provisions of the last paragraph of Section 1003, all money or Government Securities deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money or Government Securities has been deposited with the Trustee, but such money or Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 401; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE FIVE

REMEDIES

SECTION 501. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the Notes issued under this Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under this Indenture;

(3) failure by the Company or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then Outstanding Notes issued under this Indenture to comply with any of its other agreements in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, if both:

(A) such default either:

(i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) any of the following events with respect to the Company or any Significant Subsidiary:

(A) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property;

(iv) takes any comparable action under any foreign laws relating to insolvency; or

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days;

provided, that for the purposes of this clause (6), a Significant Subsidiary shall include any group of Subsidiaries that together would constitute a Significant Subsidiary;

(7) the Notes Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Notes Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Notes Guarantee in accordance with this Indenture; or

(8) unless all of the Collateral has been released from the Liens securing the Indenture Obligations in accordance with the provisions of this Indenture and the Security Documents, (x) default by the Company or any Guarantor in the performance of its obligations under the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Liens securing the Indenture Obligations on Collateral with a fair market value in excess of $40.0 million, (y) the repudiation or disaffirmation by the Company or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Guarantor party thereto for any reason with respect to the Collateral with a fair market value in excess of $40.0 million and, in the case of any event described in subclauses (x) through (z), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 30% of the outstanding principal amount of the Notes and demanding that such default be remedied and, in the case of any event described in subclauses (x) through (z), other than (A) to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing securities pledged under the Security Documents or (B) to the extent any such loss is covered by title insurance for which the insurer has not denied coverage.

SECTION 502. Acceleration of Maturity; Rescission and Annulment.

(a) If any Event of Default (other than an Event of Default specified in Section 501(6) with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in principal amount of the Outstanding Notes issued under this Indenture may declare the principal, premium, if any, interest and any other monetary Obligations on all the Outstanding Notes issued under this Indenture to be due and payable immediately by a notice in writing to the Company (and to the Trustee and the Collateral Agent if given by the Holders).

(b) Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the Notes shall be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in Section 501(6) with respect to the Company occurs and is continuing, then the principal amount of all Outstanding Notes shall ipso facto become and be immediately due and payable without any notice, declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article Five, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Outstanding Notes,

(B) all unpaid principal of (and premium, if any, on) any Outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes,

(C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(d) Notwithstanding the preceding clause (c), in the event of any Event of Default specified in Section 501(4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, within 30 days after such Event of Default arose,

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 503. Collection of Indebtedness and Suits for Enforcement by Trustee. If an Event of Default specified in Section 501(1) or (2) occurs and is continuing, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums due hereunder pursuant to this Article Five and unpaid, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. The Trustee may prosecute such proceeding to judgment or final decree and may enforce the same against the Company, any Guarantor or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company, any Guarantor or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture and the Notes Guarantees by the judicial proceedings discussed above as the Trustee shall deem necessary to protect and enforce any such rights, including seeking recourse against any Guarantor.

SECTION 504. Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor, including any Guarantor, upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(1) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(2) to collect, receive and distribute any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 505. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 506. Application of Money Collected. Subject to the terms of the Security Documents, any money or property collected by the Trustee pursuant to this Article Five, together with any amounts received from the Collateral Agent, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee and the Collateral Agent, and their agents and attorneys, under Section 607, whether arising under this Indenture or the Security Documents;

SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

THIRD: The balance, if any, to the Company or as a court of competent jurisdiction may direct in writing; provided that all sums due and owing to the Holders, the Collateral Agent and the Trustee have been paid in full as required by this Indenture and the Security Documents.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 506.

SECTION 507. Limitation on Suits. Subject to Section 508 and compliance with the Intercreditor Agreements and any other intercreditor agreement entered into in accordance with the terms of this Indenture, no Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1) such Holder has previously given the Trustee and the Collateral Agent notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the Outstanding Notes have requested the Trustee and the Collateral Agent to pursue the remedy;

(3) such Holders have offered the Trustee and the Collateral Agent reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee and the Collateral Agent have not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee or the Collateral Agent a direction inconsistent with such request within such 60-day period,

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture, the Security Documents or the Notes Guarantees to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, the Security Documents or the Notes Guarantees, except in the manner herein provided and for the equal and ratable benefit of all the Holders (it being further understood that the Trustee and the Collateral Agent do not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 508. Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment, as provided herein (including, if applicable, Article Eleven) and in such Note of the principal of (and premium, if any) and (subject to Section 306) interest on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date), and to institute suit for the enforcement of any such payment on or after such respective dates, and such rights shall not be impaired without the consent of such Holder.

SECTION 509. Restoration of Rights and Remedies. If the Trustee, the Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture, the Security Documents or the Notes Guarantees and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, to the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, any Guarantor, any other obligor of the Notes, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding had been instituted.

SECTION 510. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 305, no right or remedy herein conferred upon or reserved to the Trustee, the Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 511. Delay or Omission Not Waiver. No delay or omission of the Trustee, the Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Five or by law to the Trustee, the Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Collateral Agent or by the Holders, as the case may be.

SECTION 512. Control by Holders. Subject to the terms of the Security Documents and the terms of Article Six and Article Fifteen hereof, the Holders of not less than a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent, or exercising any trust or power conferred on the Trustee or the Collateral Agent; provided that:

(1) such direction shall not be in conflict with any rule of law or with this Indenture or with the Security Documents; and

(2) the Trustee and the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent, as applicable, which is not inconsistent with such direction.

Notwithstanding the foregoing and notwithstanding the terms of the Security Documents, neither the Trustee nor the Collateral Agent need take any action which might involve it in personal liability or which would be unduly prejudicial to the Holders not consenting as set forth above.

Without such direction, neither the Trustee nor the Collateral Agent will be obligated to act upon directions purported to be delivered to it by any other Person, to foreclose upon or otherwise enforce any Lien or to take any other action whatsoever with regard to any or all of the Security Documents, the Lien created thereby or the Collateral.

SECTION 513. Waiver of Default. Subject to Sections 508 and 902, the Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all such Notes waive any Default hereunder and its consequences, except a continuing Default or Event of Default (1) in respect of the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder or (2) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 514. Waiver of Stay or Extension Laws. Each of the Company, the Guarantors and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force that would prohibit or forgive the Company or a Guarantor from paying any portion of the principal of, and premium, if any, and interest on the Notes.

SECTION 515. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as a Trustee or as a Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 515 does not apply to a suit by the Trustee, a suit by the Collateral Agent, a suit by a Holder of a Note pursuant to Section 508 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE SIX

THE TRUSTEE

SECTION 601. Duties of the Trustee.

(a) Except during the continuance of an Event of Default,

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof.

(b) Subject to the protections of Article Six and Article Fifteen hereof (including, but not limited to, the provision of indemnity or security as set forth in Section 603(5)), if an Event of Default has occurred and is continuing of which written notice of such Event of Default or failure to make such payment shall have been given to the Trustee and the Collateral Agent, as applicable, by the Company, any other obligor of the Notes or by any Holder, the Trustee or the Collateral Agent, as applicable, shall exercise such of the rights and powers vested in it by this Indenture, and the Trustee shall use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph (c) shall not be construed to limit the effect of paragraph (a) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the requisite Holders or Secured Parties as set forth in this Indenture or the applicable Security Document;

(4) the Trustee will be under no obligation to exercise any of its rights and powers under this Indenture or the Security Documents unless the Trustee has been offered security or indemnity reasonably satisfactory to it against any loss, liability or exposure; and

(5) no provision of this Indenture or the Security Documents shall be deemed to require the Trustee to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture and the Security Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.01 and Section 6.03.

SECTION 602. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer of the Trustee has actual knowledge thereof, the Trustee shall transmit notice of such Default or Event of Default within 90 days after it occurs unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in the payment of the principal of (or premium, if any, on) or interest on any Note, the Trustee shall be protected in withholding such notice if it determines that the withholding of such notice is in the interest of the Holders. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such Notes.

SECTION 603. Certain Rights of Trustee.

(1) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original, facsimile or .pdf form) believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(3) Whenever in the administration of this Indenture or any of the Security Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate and/or an Opinion of Counsel and shall not be liable for any action it takes or omits to take in good faith reliance on such Officers’ Certificate and/or Opinion of Counsel;

(4) The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel;

(5) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any of the Security Documents at the request or direction of the requisite Holders and/or Secured Parties (as set forth in this Indenture or the Security Documents), provided that such Holders and/or such Secured Parties shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction;

(6) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

(7) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(8) The Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture or any of the Security Documents; provided, however, that the Trustee’s conduct does not constitute willful misconduct, bad faith or negligence;

(9) The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to this Indenture and the Security Documents, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Collateral Agent), and each agent, custodian and other Person employed to act hereunder; and

(10) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 604. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Security Documents or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and the Security Documents, authenticate the Notes and perform its obligations hereunder and under the Security Documents. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

SECTION 605. May Hold Notes. The Trustee, the Collateral Agent, any Paying Agent, any Note Registrar or any other agent of the Company or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Company with the same rights it would have if it were not the Trustee, the Collateral Agent, Paying Agent, Note Registrar or such other agent; provided, however, that, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

SECTION 606. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

SECTION 607. Compensation and Reimbursement. The Company and the Guarantors, jointly and severally, agree:

(1) to pay to the Trustee and the Collateral Agent from time to time such compensation as shall be agreed in writing between the Company and the Trustee and/or between the Company and the Collateral Agent for all services rendered by either of them hereunder or under the Security Documents, including any interest or penalties charged by the Trustee and/or the Collateral Agent for late or delinquent payment (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and to pay to the Trustee and the Collateral Agent all other amounts specified to be paid to them under this Indenture and/or any of the Security Documents;

(2) to reimburse the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses, disbursements, costs, fees and advances incurred or made by the Trustee and/or the Collateral Agent in accordance with any provision of this Indenture and/or any of the Security Documents (including the reasonable compensation and the expenses and disbursements of their respective agents and counsel and together with any applicable penalties or interest that may accrue for late or delinquent payment), except any such expense, disbursement or advance as shall be determined to have been caused by their own negligence or willful misconduct; and

(3) to indemnify the Trustee, the Collateral Agent and any predecessor Trustee and/or predecessor Collateral Agent for, and to hold it harmless against, any and all loss, liability, claim, damage or reasonable out-of-pocket expenses, including, but not limited to, taxes of any kind (other than the taxes based on the income of the Trustee) incurred without bad faith, negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust, this Indenture or any of the Security Documents, including the costs and expenses of defending itself against any claim regardless of whether the claim is asserted by the Company, a Guarantor, a Holder or any other Person or liability in connection with the exercise or performance of any of its powers or duties hereunder.

The joint and several obligations of the Company and the Guarantors under this Section 607 to compensate the Trustee and the Collateral Agent, to pay or reimburse the Trustee and/or the Collateral Agent for reasonable out-of-pocket expenses, disbursements and advances and to indemnify and hold harmless the Trustee and the Collateral Agent shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee and/or the Collateral Agent. As security for the performance of such obligations of the Company and the Guarantors, the Trustee and the Collateral Agent shall have a claim prior to the Notes upon all property and funds held or collected by the Trustee and/or the Collateral Agent as such, except funds held in trust for the payment of principal of (and premium, if any) or interest on particular Notes.

When the Trustee or the Collateral Agent incurs expenses or renders services in connection with an Event of Default specified in Section 501(6), the expenses (including the reasonable charges and expenses of its counsel) of and the compensation for such services are intended to constitute expenses of administration under any applicable Bankruptcy Law.

The provisions of this Section shall survive the termination of this Indenture and resignation or removal of the Trustee and/or the Collateral Agent.

SECTION 608. Corporate Trustee Required; Eligibility. There shall be at all times a Trustee hereunder which shall be eligible to act as Trustee under TIA Section 310(a) and shall have a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of Federal, State, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 608, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 608, it shall resign immediately in the manner and with the effect hereinafter specified in this Article Six.

SECTION 609. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee or the Collateral Agent and no appointment of a successor Trustee or successor Collateral Agent pursuant to this Article Six shall become effective until the acceptance of appointment by the successor Trustee or successor Collateral Agent, as applicable, in accordance with the applicable requirements of Section 610.

(b) The Trustee and the Collateral Agent may resign at any time by giving written notice thereof within 30 days of such resignation to the Company. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee or successor collateral agent, as applicable, by written instrument executed by authority of the Board of Directors, a copy of which shall be delivered to the resigning Trustee or resigning Collateral Agent, as applicable, and a copy to the successor Trustee or successor Collateral Agent, as applicable. If the instrument of acceptance by a successor Trustee or successor Collateral Agent, as applicable, required by Section 610 shall not have been delivered to the Trustee or the Collateral Agent, as applicable, within 30 days after the giving of such notice of resignation, the resigning Trustee or resigning Collateral Agent, as applicable, may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(c) The Trustee or the Collateral Agent may be removed at any time by Act of the Holders of not less than a majority in principal amount of the Outstanding Notes, delivered to the Trustee, the Collateral Agent and the Company. If the instrument of acceptance by a successor Trustee or successor Collateral Agent, as applicable, required by Section 610 shall not have been delivered to the Trustee or the Collateral Agent, as applicable, within 30 days after the giving of such notice of resignation, the resigning Trustee or resigning Collateral Agent, as applicable, may petition, at the expense of the Company and the Guarantors, any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(d) The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

(e) If the Trustee or the Collateral Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee or Collateral Agent for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Trustee or successor Collateral Agent, as applicable. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee or successor Collateral Agent, as applicable, shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee or retiring Collateral Agent, as applicable, the successor Trustee or successor Collateral Agent, as applicable, so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee or successor Collateral Agent, as applicable, and supersede the successor Trustee or successor Collateral Agent, as applicable, appointed by the Company. If no successor Trustee or successor Collateral Agent, as applicable, shall have been so appointed by the Company or the Holders and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(f) The Company shall give notice of each resignation and each removal of the Trustee or the Collateral Agent and each appointment of a successor Trustee or successor Collateral Agent to the Holders in the manner provided for in Section 107. Each notice shall include the name of the successor Trustee or successor Collateral Agent, as applicable, and the address of its Corporate Trust Office.

SECTION 610. Acceptance of Appointment by Successor.

(a) Every successor Trustee and successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee or retiring Collateral Agent, as applicable, an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee or retiring Collateral Agent, as applicable, shall become effective and such successor Trustee or successor Collateral Agent, as applicable, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee or retiring Collateral Agent, as applicable; but, on request of the Company or the successor Trustee or successor Collateral Agent, as applicable, such retiring Trustee or retiring Collateral Agent, as applicable, shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee or successor Collateral Agent, as applicable, all the rights, powers and trusts of the retiring Trustee or retiring Collateral Agent, as applicable, and shall duly assign, transfer and deliver to such successor Trustee or successor Collateral Agent, as applicable, all property and money held by such retiring Trustee or retiring Collateral Agent, as applicable, hereunder and under the Security Documents. Upon request of any such successor Trustee or successor Collateral Agent, as applicable, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee or successor Collateral Agent, as applicable, all such rights, powers and trusts.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article Six.

SECTION 611. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee or the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Collateral Agent, as applicable, shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Collateral Agent, as applicable, shall be the successor of the Trustee or the Collateral Agent, as applicable, hereunder and under the Security Documents; provided that such corporation shall be otherwise qualified and eligible under this Article Six, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 612. Appointment of Authenticating Agent. At any time when any of the Notes remain Outstanding, the Trustee may appoint an authenticating agent or agents with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate Notes (an “Authenticating Agent”) and the Trustee shall give written notice of such appointment to all Holders of Notes with respect to which such Authenticating Agent shall serve, in the manner provided for in Section 107. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by a Responsible Officer of the Trustee, and a copy of such instrument shall be promptly furnished to the Company. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by Federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 612, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 612, it shall resign immediately in the manner and with the effect specified in this Section 612.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such corporation shall be otherwise eligible under this Section 612, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 612, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 107. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 612.

The Company agrees to pay to each Authenticating Agent from time to time such compensation for its services under this Section 612 as shall be agreed in writing between the Company and such Authenticating Agent.

If an appointment is made pursuant to this Section 612, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
as Authenticating Agent

By:
as Authorized Officer

ARTICLE SEVEN

HOLDERS LISTS AND REPORTS BY TRUSTEE AND COMPANY

SECTION 701. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Note Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

SECTION 702. Disclosure of Names and Addresses of Holders. Every Holder, by receiving and holding Notes, agrees with the Company and the Trustee that none of the Company or the Trustee or any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with TIA Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under TIA Section 312(b).

SECTION 703. Reports by Trustee. Within 60 days after May 15 of each year commencing with the first May 15 after the Issue Date, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders (with a copy to the Company at the address specified in Section 106) a brief report dated as of such May 15 that complies with TIA Section 313(a).

ARTICLE EIGHT

MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

SECTION 801. Company May Consolidate, Etc., Only on Certain Terms.

(a) The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (i) a corporation or (ii) a limited partnership, a limited liability company or similar entity, and is (or has previously been) joined by a corporation as a co-issuer of the Notes, in each case organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period:

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 1011(a) of this Indenture; or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case Section 802(A)(2) shall apply, shall have by supplemental indenture confirmed that its Notes Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Security Documents;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(7) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Second-Priority Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Second-Priority Lien is perfected to the extent required by the Security Documents; and

(8) the Collateral owned by or transferred to the Successor Company shall (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Second-Priority Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (C) not be subject to any Lien other than Permitted Liens.

(b) Notwithstanding clauses (a)(3) and (a)(4) above, (1) any Restricted Subsidiary may consolidate with, liquidate or dissolve into, merge into or transfer all or part of its properties and assets to, the Company and (2) the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America or the District of Columbia, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

The foregoing covenant shall not apply to any sale, assignment, transfer, lease, conveyance, consolidation, merger, wind up or other disposition of assets (i) between or among the Company and the Subsidiary Guarantors; provided, however, that a Subsidiary Guarantor that is a transferee under this provision may not subsequently release its Notes Guarantee unless such Subsidiary Guarantor has consolidated with or merged into the Company or (ii) where the Company has elected to redeem all outstanding Notes as described under Section 1101, including pursuant to an Asset Sale Redemption.

SECTION 802. Subsidiary Guarantors May Consolidate, Etc., Only on Certain Terms. Subject to Section 1208, each Subsidiary Guarantor shall not, and the Company shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A) (1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation, merger or wind up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, a limited partnership, a limited liability company or similar entity organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, such Subsidiary Guarantor’s Notes Guarantee and the Security Documents, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(5) to the extent that any assets of the Subsidiary Guarantor which is merged, consolidated or amalgamated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Second-Priority Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Second-Priority Lien is perfected to the extent required by the Security Documents; and

(6) the Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Second-Priority Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens; or

(B) the transaction is made in compliance with Section 1018(a) of this Indenture.

Notwithstanding the foregoing, (a) any Subsidiary Guarantor may consolidate with, liquidate or dissolve into, merge into or transfer all or part of its properties and assets to, or merge with or into, another Subsidiary Guarantor or the Company and (b) any Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or similar entity or a trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

SECTION 803. Reserved.

SECTION 804. Successor Substituted. Subject to Section 1208 hereof (with respect to any Subsidiary Guarantor only), upon any consolidation or merger, or liquidation or dissolution, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Company or any Subsidiary Guarantor in accordance with Sections 801 and 802 hereof, the successor Person formed by such consolidation or into which the Company or such Subsidiary Guarantor, as the case may be, is merged, liquidated or dissolved into or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary Guarantor, as the case may be, under this Indenture or the Notes Guarantees, as the case may be, and the Security Documents, with the same effect as if such successor Person had been named as the Company or such Subsidiary Guarantor, as the case may be, under this Indenture or the Notes Guarantees, as the case may be, and the Security Documents; provided that the predecessor Company or any Subsidiary Guarantor shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a consolidation, merger, liquidation, dissolution, sale, assignment, transfer, conveyance or other disposition of all of the assets of the Company or such Subsidiary Guarantor, as the case may be, that meets the requirements of Sections 801 and 802 hereof, as applicable.

SECTION 805. Reserved.

SECTION 806. Assets of Subsidiary Apply to Company. For purposes of this Article Eight, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (other than to the Company or a Subsidiary Guarantor in compliance with the terms of this Indenture), which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

ARTICLE NINE

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 901. Amendments or Supplements Without Consent of Holders. Notwithstanding Section 902 hereof, without the consent of any Holder, the Company, any Guarantor (with respect to any Security Document, a Notes Guarantee or this Indenture to which it is a party), the Trustee and the Collateral Agent, at any time and from time to time, may amend or supplement this Indenture, the Notes, the Security Documents, any Notes Guarantee or the Intercreditor Agreements, in form satisfactory to the Trustee and (solely with respect to the provisions of this Indenture relating to the Collateral Agent and the Security Documents) the Collateral Agent, for any of the following purposes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Article Eight hereof and to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in connection therewith;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under this Indenture;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred in this Indenture upon the Company or a Guarantor;

(6) to add secured creditors holding replacement or additional ABL Obligations, First-Priority Obligations or Other Second-Priority Obligations under the Intercreditor Agreements so long as such Obligations are not prohibited by this Indenture;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements of Section 609 and 610 hereof;

(8) to provide for the issuance of Additional Notes in accordance with this Indenture;

(9) to add a Subsidiary Guarantor or any other guarantor under this Indenture;

(10) to conform the text of this Indenture, the Notes Guarantees, the Security Documents, the Intercreditor Agreements or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in this Indenture, the Notes Guarantees, the Security Documents, the Intercreditor Agreements or the Notes was intended to be a substantially verbatim recitation of a provision of the “Description of Notes” section of the Offering Memorandum;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of itself, the Trustee, the Holders of the Notes and the holders of Other Second-Priority Obligations, as security for the payment and performance of all or any portion of the Indenture Obligations and any Other Second-Priority Obligations, in any property or assets and to add any Other Second-Priority Obligations to any Security Document;

(12) to comply with the rules of any applicable securities depositary;

(13) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(14) to provide for the release of a Guarantor when permitted or required by this Indenture; or

(15) to provide for the release of Collateral from the Liens securing the Indenture Obligations and the Security Documents when permitted or required by this Indenture.

In addition, without the consent of any Holder, the Trustee and the Collateral Agent shall be authorized to amend the Intercreditor Agreements, any other intercreditor agreement entered into in accordance with the terms of this Indenture or the Security Documents (i) to add additional secured parties holding, and to secure any, Other Second-Priority Obligations or additional First-Priority Obligations, in each case, not prohibited by this Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreements or any other intercreditor agreement entered into in accordance with the terms of this Indenture, (ii) to enter into customary intercreditor arrangements with the holders of any such Indebtedness described in clause (i) and (iii) to release any Guarantors when such Guarantors are released from their Notes Guarantees in accordance with the terms of this Indenture. In addition, without the consent of any Holder, the Trustee and the Collateral Agent are authorized to enter into an intercreditor agreement with any Junior Lien Representative with respect to any Junior Lien Obligations in form and substance substantially similar to the First Lien/Second Lien Intercreditor Agreement, but with such changes thereto as are necessary to reflect the Notes as being the “First Lien Obligations” (as defined in the First Lien/Second Lien Intercreditor Agreement).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 603 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Subsidiary Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit A hereto, and delivery of an Officers’ Certificate.

SECTION 902. Amendments or Supplements with Consent of Holders. With the written consent of the Holders of not less than a majority in principal amount of the Outstanding Notes delivered to the Company and the Trustee and (solely with respect to the Security Documents) the Collateral Agent, the Company, any Guarantor (with respect to any Notes Guarantee or this Indenture to which it is a party), the Trustee and (solely with respect to the Security Documents) the Collateral Agent may (a) amend or supplement this Indenture, the Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), any Notes Guarantee, the Security Documents or any Intercreditor Agreement or any other intercreditor agreement entered into in accordance with the terms of this Indenture and (b) waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer, for Notes), any Notes Guarantee, any Security Document or any Intercreditor Agreement or any other intercreditor agreement entered into in accordance with the terms of this Indenture. Notwithstanding the foregoing sentence, no such amendment, supplement or waiver shall, without the consent of each Holder of the Outstanding Notes affected thereby:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the Maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than Sections 1017, 1018 and 1020),

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Notes Guarantee that cannot be amended or modified without the consent of all Holders,

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of Section 508 or Section 513 of this Indenture,

(7) make any change in the ranking of this Indenture and the Notes that would adversely affect the Holders,

(8) except as otherwise expressly permitted by this Indenture, modify the Notes Guarantee of Parent or any Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders,

(9) make any change in these amendment and waiver provisions,

(10) impair the contractual right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(11) make any change in the provisions of the Intercreditor Agreements or this Indenture dealing with the application of proceeds of Collateral that would materially and adversely affect the Holders.

In addition, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of Notes then Outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), no amendment, supplement or waiver may modify any Security Document, any Intercreditor Agreement, any other intercreditor agreement entered into in accordance with the terms of this Indenture or the provisions in this Indenture dealing with the Collateral or the Security Documents that would have the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes.

Notwithstanding the foregoing, the provisions in this Indenture relative to the Company’s obligation to make a Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer, including the definitions of “Change of Control,” “Asset Sale” and “Event of Loss,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent. The consent of the Collateral Agent shall not be necessary for any amendment, supplement or waiver to this Indenture except for any amendment, supplement or waiver to any provision of this Indenture imposing new duties on the Collateral Agent or otherwise relating to the Collateral Agent and/or its duties, protections, rights, benefits and/or indemnities.

SECTION 903. Execution of Amendments, Supplements or Waivers. The Trustee and the Collateral Agent shall sign any amendment, supplement, waiver or other documentation authorized pursuant to this Article Nine if the amendment, supplement, waiver or other documentation does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent or impose any new duties on the Trustee and/or the Collateral Agent. The Company may not sign an amendment, supplement or waiver that requires consent of Holders until the Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee or the Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 601 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 103 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement, waiver or other documentation is authorized or permitted by this Indenture and the Security Documents and that such amendment, supplement, waiver or other documentation is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, as applicable. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit A hereto, and delivery of an Officers’ Certificate.

SECTION 904. Effect of Amendments, Supplements or Waivers. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 905. [Reserved].

SECTION 906. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article Nine may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

SECTION 907. Notice of Supplemental Indentures; Notice of Other Amendments . Promptly after the execution by the Company, any Guarantor, the Trustee and (if applicable) the Collateral Agent of any supplemental indenture pursuant to the provisions of Section 902, the Company shall give notice thereof to the Holders, in the manner provided for in Section 107, setting forth in general terms the substance of such supplemental indenture. Any failure of the Company to give such notice to the Holders, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture. Promptly after execution by the parties thereto, the Company shall provide notice to the Trustee and (if applicable) the Collateral Agent of any amendments, restatements, waivers or other modifications to any of the Security Documents to which the Trustee or the Collateral Agent is not a party.

ARTICLE TEN

COVENANTS

SECTION 1001. Payment of Principal, Premium, if Any, and Interest. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 12:00 noon (Eastern Time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest on overdue principal at the rate equal to the then applicable interest rate on the Notes, and it shall pay interest on overdue installments of interest at the same rate, in any case to the extent lawful.

SECTION 1002. Maintenance of Office or Agency. The Company shall maintain an office or agency in the United States where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Corporate Trust Office of the Trustee shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 1003. Paying Agent to Hold Money in Trust. If the Company shall at any time act as its own Paying Agent, it shall, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents for the Notes, it shall, on or before each due date of the principal of (or premium, if any) or interest on any Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of such action or any failure so to act.

The Company shall cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 1003, that such Paying Agent shall:

(1) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any Default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest; and

(3) at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Subject to applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease.

SECTION 1004. Corporate Existence. Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, limited liability company, partnership or other existence of each Guarantor that is a Significant Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Guarantor; provided, however, that the Company shall not be required to preserve any such corporate, limited liability company, partnership or other existence if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries as a whole.

SECTION 1005. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or upon the income, profits or property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings or negotiations or where the failure to effect such payment could not reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary contained in this Indenture, the Company and its Restricted Subsidiaries may, to the extent required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments under this Indenture.

SECTION 1006. Maintenance of Properties. The Company will, and will cause each of the Guarantors to, (i) at all times maintain, preserve and protect all property used in the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business), in each case, except as could not reasonably be expected to result in a Material Adverse Effect, (ii) from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except as could not reasonably be expected to result in a Material Adverse Effect and (iii) keep its insurable property insured at all times by insurance companies that the Company believes to be financially sound and reputable.

SECTION 1007. Further Assurances. The Company shall, and each of the Guarantors shall, at their expense, duly execute and deliver or cause to be duly executed and delivered such further agreements, documents and instruments and do or cause to be done such further acts as may be necessary or proper to create, evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Collateral Agent for its benefit and for the benefit of the Trustee, the Holders of the Notes and the holders of any Other Second-Priority Obligations, and to otherwise effectuate the provisions or purposes of this Indenture and the Security Documents.

SECTION 1008. Statement by Officers as to Default.

(a) Beginning with the fiscal year ending December 31, 2018, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company during such preceding fiscal year has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill each and every such covenant contained in this Indenture and no Default occurred during such year and at the date of such certificate there is no Default which has occurred and is continuing or, if such signers do know of such Default that is continuing, the certificate shall specify such Default and that, to the best of his or her knowledge, no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year-end.

(b) When any Default has occurred and is continuing under this Indenture, the Company shall deliver to the Trustee and the Collateral Agent an Officers’ Certificate specifying such event, notice or other action within five Business Days of becoming aware of its occurrence.

SECTION 1009. Reports and Other Information.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that, at the option of the Company, if the Company elects to no longer file reports with the SEC the requirements set forth in paragraphs (1) and (2) above shall be replaced by the foregoing:

(1) an annual and quarterly report including solely the following information: (a) annual financial statements with respect to an annual report and quarterly financial statements with respect to a quarterly report (including a balance sheet, statement of operations and statement of cash flows) prepared in accordance with GAAP, (b) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” containing information customarily included in such section when included in a Form 10-K or Form 10-Q, as applicable, filed with the SEC (but only to the extent similar information is included in the Offering Memorandum), (c) a presentation of EBITDA of the Company and its Restricted Subsidiaries for the trailing twelve month period and (d) with respect to the annual report only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) the information that would be required to be contained in filings with the SEC on Form 8-K by the Company if the Company were required to file such reports for any of the following events: (a) significant acquisitions or dispositions, (b) the bankruptcy of the Company or a Significant Subsidiary, (c) the acceleration of any material Indebtedness of the Company or any Restricted Subsidiary, (d) a change in certifying independent auditor with respect to the Company or any indirect parent whose financial statements are provided as permitted by this Indenture, (e) the appointment or departure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer or President (or persons fulfilling similar duties) of the Company, (f) resignation or appointment of a director of the Company, (g) change in fiscal year, (h) non-reliance on previously issued financial statements, (i) change of control transactions, (j) entry into material agreements, (k) entry into or termination of material financial obligations and (l) historical financial statements of an acquired business and associated pro forma financial statements (relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K to the extent and in the form available to the Company (as determined by the Company in good faith) if the Company were a domestic reporting company under the Exchange Act); provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole; provided, further, however, that no such current report will be required to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director or officer.

(b) The Company will be deemed to have furnished to the Holders the reports referred to in Section 1009(a)(1) and (2) if the Company has either (i) filed such reports with the SEC (and such reports are publicly available), (ii) posted such reports on the Company Website and issued a press release in respect thereof or (iii)

when not otherwise filing such reports with the SEC, posted such reports on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgment; provided that in all cases the Company shall make such information available to securities analysts and prospective investors upon request. For purposes of this Section 1009, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.aleris.com or such other address as the Company may from time to time designate in writing to the Trustee. In addition, the Company has agreed that, for so long as any Notes remain Outstanding, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, the Company will not be required to furnish any information required by Item 3-10 or 3-16 of Regulation S-X; provided that when neither the Company nor Parent are filing reports with the SEC, the Company shall provide guarantor / non-guarantor financial data substantially consistent with the guarantor / non-guarantor financial data presented in the “Summary—The Offering—Ranking” section of the Offering Memorandum. In addition, such reports shall not be subject to the TIA.

(c) In addition, at the option of the Company, if the Company elects to no longer file reports with the SEC, all such reports (i) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (ii) shall not be required to comply with Items 402, 405, 406 and 407 of Regulation S-K promulgated by the SEC, (iii) shall not be required to contain any exhibit (including any financial statements that would be required to be filed as an exhibit, other than historical financial statements and associated pro forma financial statements expressly referred to above and material debt agreements), (iv) shall not be required to comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL) and (v) shall comply with the requirements of Regulation S-X to the extent such requirements were followed in the Offering Memorandum.

(d) In any event, the reports, information and other documents required to be furnished to the Holders pursuant to this Section 1009 may, at the option of the Company, be furnished by and be those of Parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. If Parent ceases to be a Guarantor of the Notes and, if at any subsequent time any direct or indirect parent company of the Company becomes a guarantor of the Notes (there being no obligation of such parent to do so), the reports, information and other documents required to be furnished to the Holders pursuant to this Section 1009 may, at the option of the Company, be furnished by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(e) Notwithstanding anything herein to the contrary, (i) the Company shall not be deemed to have failed to comply with any of its obligations under this Section 1009 for the purposes of Section 501(3) until 120 days after the date any report hereunder is due and (ii) any failure to comply with this Section 1009 shall be automatically cured when the Company or any direct or indirect parent of the Company, as the case may be, furnishes all required reports to the Holders or files all required reports with the SEC.

SECTION 1010. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(x) Indebtedness permitted under Sections 1011(b)(8) and (9) of this Indenture; or

(y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under Section 1011(a) of this Indenture; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date pursuant to this Section 1010(a) or clauses (1), (7) and (9) of Section 1010(b) (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to Section 1010(b)), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds received by the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to Section 1011(b)(21)(B) of this Indenture) from the issue or sale of:

(x) (i) Equity Interests of the Company, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any of the Company’s

Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 1010(b)(4); and (ii) to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies; or

(y) debt securities of the Company constituting Secured Indebtedness that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (2) shall not include the proceeds from (A) Equity Interests of the Company or debt securities of the Company constituting Secured Indebtedness that have been converted into or exchanged for Equity Interests of the Company sold to a Restricted Subsidiary or the Company, as the case may be, or (B) Disqualified Stock or debt securities constituting Secured Indebtedness that have been converted into or exchanged for Disqualified Stock, plus

(3) 100% of the aggregate amount of cash contributed to the capital of the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to Section 1011(b)(21)(B), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash after the Issue Date by means of the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments (other than Investments in Unrestricted Subsidiaries) made by the Company or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments (including Investments in Unrestricted Subsidiaries) from the Company or any Restricted Subsidiary and repayments to the Company or a Restricted Subsidiary of loans or advances that constitute Restricted Investments (other than Investments in Unrestricted Subsidiaries).

(b) The foregoing provisions shall not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock);

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with Section 1011 of this Indenture so long as:

(A) the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (C), such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) the final stated maturity of the Notes; and

(D) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (D), such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) the final stated maturity of the Notes;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year the greater of (x) $15.0 million and (y) 0.5% of Consolidated Total Assets (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of the greater of (x) $30.0 million and (y) 1.0% of Consolidated Total Assets in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the sum of:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (4)(C) of Section 1010(a), plus

(B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Company from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 1010 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with Section 1011 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) the declaration and payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8;

(8) the declaration and payment of dividends by the Company to, or the making of loans to, its direct or indirect parent company in amounts required for the Company’s direct or indirect parent companies to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) consolidated, combined or similar Federal, state, local and non-U.S. income taxes of any direct or indirect parent company, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of the Company (including indemnification claims made by directors or officers of any direct or indirect parent company of the Company) to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company; and

(F) any non-cash “deemed dividend” resulting from a parent company offsetting income against losses of the Company which does not involve any cash distribution by the Company;

(9) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those described under Section 1017 and Section 1018 of this Indenture; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(10) distributions or payments of Receivables Fees;

(11) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $50.0 million and (y) 1.75% of Consolidated Total Assets;

(12) [reserved];

(13) [reserved]; and

(14) at any time when the Consolidated Total Debt Ratio of the Company as of the end of each of the last four prior consecutive fiscal quarters for which internal financial statements are available did not exceed 3.50 to 1.00, the Company may make Restricted Payments in such amounts and at such times as the Company may determine; provided that, immediately after making any such Restricted Payment, the Consolidated Total Debt Ratio of the Company would not exceed 3.50 to 1.00, calculated as of the end of such four consecutive fiscal quarters on a pro forma basis after making any such Restricted Payment and giving effect to the incurrence of any Indebtedness to finance such payment (incorporating such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” with such calculations made in good faith by a responsible financial or accounting officer of the Company);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11) or (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) In determining whether any Restricted Payment is permitted by this Section 1010, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (14) of Section 1010(b) or among such categories and the types of Restricted Payments described in Section 1010(a) (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 1010 and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 1010 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 1010 to which such Restricted Payment or Permitted Investment has been reclassified.

(d) As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries, other than Aleris Asia Pacific Limited, Aleris Aluminum Zhenjiang Co. Ltd. and Aleris (Shanghai) Trading Co. Ltd. and any of their direct and indirect Subsidiaries, which shall be Unrestricted Subsidiaries (such entities, each an “Issue Date Unrestricted Subsidiary” and together, the “Issue Date Unrestricted Subsidiaries”). The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 1010(a) or under clause (11) or (14) of Section 1010(b) or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

(e) Notwithstanding anything to the contrary, the Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, or purchase, redeem, defease or otherwise acquire or retire for value any 6% Senior Subordinated Exchangeable Notes or Equity Interest of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation by means of (A) making a Restricted Payment using clause (b)(11) of this Section 1010 or (B) (i) making a Restricted Payment in accordance with Section 1010(a), (ii) using clauses (b)(1) or (b)(7) of this Section 1010 or (iii) using clause (p) of the definition of

“Permitted Investments,” in each case in this clause (B), unless immediately after making any such Restricted Payment, the Consolidated Total Debt Ratio of the Company would not exceed 5.00 to 1.00, calculated as of the end of the most recently completed four consecutive fiscal quarters for which internal financial statements are available on a pro forma basis after making any such Restricted Payment and giving effect to the incurrence of any Indebtedness to finance such payment (incorporating such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” with such calculations made in good faith by a responsible financial or accounting officer of the Company).

SECTION 1011. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further. that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of (x) $125.0 million and (y) 4.5% of Consolidated Total Assets at any one time outstanding.

(b) The foregoing limitations shall not apply to any of the following items (collectively, “Permitted Debt”):

(1) Indebtedness incurred pursuant to: (x) the ABL Facility by the Company or any Restricted Subsidiary; provided that immediately after giving pro forma effect to any such incurrence (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of all Indebtedness incurred under this subclause (x) and then outstanding does not exceed the greater of (i) $750.0 million less the aggregate amount of any ABL Obligations retired with the Net Proceeds from any Asset Sale applied to permanently reduce outstanding amounts (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) under the ABL Facility pursuant to Section 1018(b)(2) and (ii) the sum of (A) 90% of the net book value of accounts receivable of the Company and its Restricted Subsidiaries and (B) 90% of the net book value of inventory of the Company and its Restricted Subsidiaries (with accounts receivable and inventory calculated on the basis that all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a pro forma basis with such calculations made in good faith by a responsible financial or accounting officer of the Company); and (y) the Term Loan Facility by the Company or any Restricted Subsidiary; provided that immediately after giving pro forma effect to any such incurrence (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of all Indebtedness incurred under this subclause (y) and then outstanding does not exceed the sum of (i) $1,100.0 million less the aggregate amount of any Indebtedness under the Term Loan Facility retired with the Net Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) under the Term Loan Facility pursuant to Section 1018(b)(1) or (c)(1) plus (ii) an amount equal to $75.0 million plus (iii) an additional amount, if immediately after giving effect to the incurrence of such amount and application of the proceeds therefrom, on a pro forma basis, the Consolidated Priority Secured Debt Ratio would not exceed 3.75 to 1.00 (it being understood the Company may incur Indebtedness under subclause (y)(iii) without giving pro forma effect to any increased Indebtedness permitted to be incurred under subclause (y)(i) or (y)(ii) that is being incurred as part of the same transaction or series of related transactions when calculating the amount of Indebtedness that may be incurred pursuant to subclause (y)(i) or (y)(ii)); provided that for purposes of determining the amount that may be incurred under this subclause (y)(iii), all Indebtedness incurred under this subclause (y)(iii) shall be deemed to constitute First-Priority Obligations and included in clause (x) of the definition of “Consolidated Priority Secured Debt Ratio” whether or not so secured

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the related Notes Guarantees, as applicable;

(3) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the 6% Senior Subordinated Exchangeable Notes;

(4) Existing Indebtedness (other than Indebtedness described in clauses (1) and (3) of this Section 1011(b));

(5) Indebtedness (including Financing Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance or refinance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions) of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (5); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (5) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $175.0 million and (y) 6.0% of Consolidated Total Assets at any one time outstanding;

(6) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that:

(A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (7)(A); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the Notes Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (9);

(10) Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (10);

(11) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(12) Indebtedness and obligations in respect of (x) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business, (y) deferred compensation or other similar arrangements incurred by the Company or any of its Restricted Subsidiaries and (z) the financing of insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(13) (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of this Indenture;

(14) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew, defease or retire any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 1011(a) and clauses (3) and (4) above, this clause (14), and clauses (15) and (21)(B) below of this Section 1011(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew, defease or retire such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (14)(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed, defeased or retired or (y) the final stated maturity of the Notes;

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Notes Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Notes Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(z) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(15) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that either:

(A) after giving effect to such acquisition or merger, either:

(i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 1011(a); or

(ii) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(B) such Indebtedness, Disqualified Stock or Preferred Stock (i) is not Secured Indebtedness and is Subordinated Indebtedness with then current customary subordination terms, as attested to by a Board Resolution, (ii) is not incurred while a Default exists and no Default shall result therefrom, (iii) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Notes, (iv) is incurred by the Company or a Subsidiary Guarantor and (v) in the case of sub-clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(18) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (18) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (18) and then outstanding (including any such Refinancing Indebtedness) does not exceed the greater of (x) $50.0 million and (y) 1.75% of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred pursuant to Section 1011(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 1011(a) without reliance on this clause (18));

(19) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (19) and then outstanding, does not exceed the greater of (x) $100.0 million and (y) 3.5% of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred pursuant to Section 1011(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 1011(a) without reliance on this clause (19));

(20) Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in Section 1010(b)(4);

(21) Indebtedness, Disqualified Stock and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (21) and then outstanding, does not at any one time outstanding exceed the sum of:

(A) the greater of (x) $50.0 million and (y) 1.75% of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (21) shall cease to be deemed incurred or outstanding for purposes of this clause (21) but shall be deemed incurred pursuant to Section 1011(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 1011(a) without reliance on this clause (21)); plus

(B) the net cash proceeds received by the Company since after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of Section 1010(a) of this Indenture to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 1010(b) of this Indenture or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and

(22) Attributable Debt incurred by the Company or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (22); provided that the aggregate amount of Attributable Debt incurred under this clause (22) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $50.0 million and (y) 1.75% of Consolidated Total Assets.

(c) For purposes of determining compliance with this Section 1011:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) of Section 1011(b) or is entitled to be incurred pursuant to Section 1011(a), the Company, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify (based on circumstances existing at the time of such reclassification), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the ABL Facility on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception in clause (1)(x) of Section 1011(b) and may not be reclassified and (ii) all Indebtedness under the Term Loan Facility outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (1)(y)(i) of Section 1011(b) and may not be reclassified;

(2) at the time of incurrence, the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 1011(a) and (b) without giving pro forma effect to the Indebtedness incurred pursuant to Section 1011(b) when calculating the amount of Indebtedness that may be incurred pursuant to Section 1011(a);

(3) with respect to Indebtedness incurred under a Credit Facility, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions under such Credit Facility that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of Section 1011 to have been incurred on the date such Indebtedness was first incurred and not on the date of any subsequent reborrowing thereof; and

(4) any Credit Facility incurred under clause (1) of Section 1011(b) may be refinanced at any time if such refinancing does not exceed the greater of (i) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to such clause (1) of Section 1011(b) and (ii) the aggregate principal amount of the Credit Facility being refinanced (together with any premiums or fees associated with such refinancing) and (A) in the case of a refinancing of Indebtedness outstanding under the ABL Facility on the Issue Date, such refinancing shall be treated for all purposes as incurred under such clause (1)(x) of Section 1011(b) and (B) in the case of a refinancing of Indebtedness outstanding under the Term Loan Facility on the Issue Date, such refinancing shall be treated for all purposes as incurred under clause (1)(y)(i) of Section 1011(b).

(d) The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 1011.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Company), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

(f) The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

SECTION 1012. Liens. The Company shall not, and shall not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on the Collateral except Permitted Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any asset or property of the Company or any Subsidiary Guarantor that does not constitute Collateral now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) such Lien is a Permitted Lien; or

(b) (1) in the case of any Lien securing Subordinated Indebtedness, the Notes or the applicable Notes Guarantee of a Subsidiary Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Lien and

(2) in all other cases, the Notes or the applicable Notes Guarantee of a Subsidiary Guarantor, as the case may be, are secured equally and ratably with (or prior to) the obligations secured by such Lien;

provided that any Lien which is granted to secure the Notes or a Notes Guarantee under this sentence shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes or a Notes Guarantee.

SECTION 1013. Limitations on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(b) The foregoing provisions shall not apply to the following:

(1) transactions between or among the Company or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(2) Restricted Payments permitted by Section 1010 of this Indenture and the definition of “Permitted Investments”;

(3) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Company, the Parent or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Company (or a parent company thereof) in good faith;

(4) the payment of reasonable and customary fees and reimbursements paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) payments by the Company or any Restricted Subsidiary to the Sponsors or any Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and any customary indemnities related thereto, which payments are approved by a majority of the members of the Board of Directors of the Company (or a parent company thereof) in good faith;

(6) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 1013(a);

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by the Company (or a parent company thereof) in good faith;

(8) any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not materially disadvantageous (taken as a whole) to the Holders in any material respect (taken as a whole) as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by the Company in good faith, as evidenced by an Officers’ Certificate);

(9) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company;

(10) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company (or a parent company thereof), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, manager, officer, employee or consultant of the Company or any direct or indirect parent company thereof;

(12) transactions with an Issue Date Unrestricted Subsidiary;

(13) investments by the Sponsors and the Co-Investors in newly-issued securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than such investor’s pro rata share (based on its holdings of the common equity of Parent) of the proposed or outstanding issue amount of such new class of securities;

(14) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(15) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; provided, however, that with regard to an issue of indebtedness of the Company or any of its Subsidiaries, such Affiliate holds no more than 15% of such issue;

(16) any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company;

(17) transactions with any joint venture engaged in a Similar Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

(18) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of reincorporating the Company in a new jurisdiction;

(19) any agreement that provides customary registration rights to the equityholders of the Company or any parent of the Company and the performance of such agreements; and

(20) transactions between the Company or any Restricted Subsidiary and any person that is an Affiliate of the Company or any Restricted Subsidiary solely because a director of such Person is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or any direct or indirect parent, as the case may be, on any matter involving such other Person.

SECTION 1014. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(2) pay any Indebtedness owed to the Company or any Restricted Subsidiary; or

(3) make loans or advances to the Company or any Restricted Subsidiary; or

(b) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary; except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Facility, the Term Loan Facility and, in each case, the related documentation (including security documents and intercreditor agreements, including the Intercreditor Agreements), Hedging Obligations and the 6% Senior Subordinated Exchangeable Notes;

(2) this Indenture, the Notes, any Additional Notes permitted to be incurred under this Indenture and the guarantees thereof and, in each case, the related documentation (including security documents and intercreditor agreements, including the Intercreditor Agreements);

(3) purchase money obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions of the nature discussed in clause (b) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 1011 and 1012 of this Indenture that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of Section 1011 of this Indenture;

(10) customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Company or the Parent, to effect such Receivables Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company or the Parent, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the

Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

SECTION 1015. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Company shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities) of the Company or any Subsidiary Guarantor, other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Company or any Subsidiary Guarantor unless:

(1) such Restricted Subsidiary within 45 days (i) executes and delivers a supplemental indenture to this Indenture providing for a Notes Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor, that is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Notes Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Notes Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) executes and delivers joinders to the Security Documents or additional Security Documents and takes all actions required thereunder to grant a perfected Second-Priority Lien to the Collateral Agent on all Collateral of such Restricted Subsidiary (subject to the time periods and thresholds set forth in this Indenture and in the Security Documents);

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Notes Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that such Notes Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 1015 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

SECTION 1016. Limitation on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 1011 of this Indenture and (B) create a Lien on such property securing such Attributable Debt pursuant to Section 1012;

(2) the Company applies the proceeds of such transaction in compliance with Section 1018 of this Indenture.

SECTION 1017. Change of Control.

(a) If a Change of Control occurs, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, except to the extent the Company has elected to redeem the Notes under Section 1101 of this Indenture (including pursuant to a Change of Control Redemption). Within 30 days following any Change of Control, except to the extent the Company has elected to redeem the Notes under Section 1101 of this Indenture, the Company shall send notice of such Change of Control Offer electronically or by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register of Holders, or otherwise in accordance with the procedures of the Depository with a copy to the Trustee, with the following information:

(1) a Change of Control Offer is being made pursuant to this Section 1017 and all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (8) below;

(3) any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, an electronic transmission, facsimile transmission, or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) if such notice is sent prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall have occurred, or that such purchase may not occur and such notice may be rescinded in the event that the Change of Control shall not have occurred by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed.

(b) While the Notes are in global form and the Company makes a Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(e) The Paying Agent shall promptly mail to each Holder the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Subject to any laws relating to abandoned property, the Paying Agent, if not the Company, shall return to the Company any cash that remains unclaimed, together with interest, if any, thereon, held by the Paying Agent for the payment of the amount required pursuant to the Change of Control Offer. The Trustee shall have no requirement to invest any such cash unless directed by the Company in writing and such investment shall be mutually acceptable to the Trustee and the Company.

(f) The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the Notes pursuant to Section 1106 of this Indenture, unless and until there is a default in payment of the applicable Redemption Price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer and the Change of Control Payment Date may be extended automatically until such Change of Control occurs.

SECTION 1018. Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of (notwithstanding the foregoing, the consideration received by the Company or any of its Restricted Subsidiaries from sales, transfers and other dispositions of Investments in other joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements, shall be deemed to be fair market value for purposes of this Section 1018(a)); and

(2) except in the case of a Permitted Asset Swap, at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (such 80% of consideration, the “Minimum Cash Consideration”); provided that the amount of:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) or are otherwise extinguished by the transferee in connection with such Asset Sale and for which the Company or such Restricted Subsidiary has been validly released by all creditors in writing;

(B) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents within 180 days following the closing of such Asset Sale; and

(C) any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this subclause (C) that has not previously been converted to cash, not to exceed the greater of (x) $100.0 million and (y) 3.5% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be cash or Cash Equivalents for purposes of this subclause (2) and for no other purpose.

(b) Within 365 days after any of the Company’s or any Subsidiary Guarantor’s receipt of the Net Proceeds of any Asset Sale of assets that constitute Collateral, the Company or such Subsidiary Guarantor may, at its option, apply the Net Proceeds in excess of the Minimum Cash Consideration from such Asset Sale of assets that constitute Collateral:

(1) to the extent such Net Proceeds are from an Asset Sale of Non-ABL Priority Collateral, to permanently reduce Obligations under the Term Loan Facility, other First-Priority Obligations, the Notes and/or Other Second-Priority Obligations, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Subsidiary Guarantor shall so reduce Obligations under any Other Second-Priority Obligations, the Company or such Subsidiary Guarantor will either (x) equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming Notes as provided under Section 1101 or (B) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law or (y) make an offer (in accordance with the procedures set forth in this Section 1018) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the principal amount of Notes to be repurchased; or

(2) to the extent such Net Proceeds are from an Asset Sale of ABL Priority Collateral, to permanently reduce Obligations under the ABL Facility, the Term Loan Facility, other First-Priority Obligations, the Notes and/or Other Second-Priority Obligations, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Subsidiary Guarantor shall so reduce Obligations under any Other Second-Priority Obligations, the Company or such Subsidiary Guarantor will either (x) equally and ratably, reduce Obligations under the notes by, at its option, (A) redeeming Notes as provided under Section 1011 or (B) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law or (y) make an offer (in accordance with the procedures set forth in this Section 1018) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the principal amount of Notes to be repurchased; or

(3) to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary; provided further that such Capital Stock constitutes Collateral, (B) properties that constitute Collateral, (C) capital expenditures on or related to assets that constitute Collateral and (D) acquisitions of other assets that constitute Collateral, that in each of subclause (A), (B), (C) and (D) of this clause (2), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale; or

(4) any combination of the foregoing.

Within 35 days after the Company’s or any Subsidiary Guarantor’s receipt of the Net Proceeds of any Asset Sale of assets that constitute Collateral, the Company or such Subsidiary Guarantor shall apply the Net Proceeds up to the Minimum Cash Consideration from such Asset Sale of assets that constitute Collateral in accordance with clause (1) or (2) of the immediately preceding paragraph.

(c) Within 365 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale of assets that do not constitute Collateral, the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds in excess of the Minimum Cash Consideration from such Asset Sale of assets that do not constitute Collateral:

(1) to permanently reduce:

(x) Obligations under the ABL Facility, the Term Loan Facility, other First-Priority Obligations, the Notes, Other Second-Priority Obligations and/or other secured Senior Indebtedness, in each case, of the Company or any Restricted Subsidiary and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Other Second-Priority Obligations, the Company or such Restricted Subsidiary will either (x) equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming Notes as provided under Section 1101 or (B) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law or (y) make an offer (in accordance with the procedures set forth in this Section 1018) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, on the principal amount of Notes to be repurchased; or

(y) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties, (C) capital expenditures and (D) acquisitions of other assets, that in each of subclause (A), (B), (C) and (D) of this clause (2), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale; or

(3) any combination of the foregoing.

Within 35 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale of assets that do not constitute Collateral, the Company or such Restricted Subsidiary shall apply the Net Proceeds up to the Minimum Cash Consideration from such Asset Sale of assets that do not constitute Collateral in accordance with clause (1) of the immediately preceding paragraph.

(d) Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with the preceding clauses (b) and (c) within 365 days or 35 days, as applicable, from the date of the receipt of such Net Proceeds shall be deemed to constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in excess of the Minimum Cash Consideration to the making of investments set forth in Section 1018(b)(3) or (c)(2), as applicable, after such 365th day, such 365-day period shall be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension shall in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company shall make an offer to all Holders and, if required by the terms of any Other Second-Priority Obligations, to the holders of such Other Second-Priority Obligations (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Other Second-Priority Obligations that is in an amount equal to at least $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Other Second-Priority Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $35.0 million by mailing or electronically sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 day-period (or such longer period provided above) or 35 day period, as applicable, or with respect to Excess Proceeds of $35.0 million or less. To the extent that the aggregate amount of Notes and such Other Second-Priority Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes (including for the avoidance of doubt pursuant to Section 1010, if available), subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes and/or the Other Second-Priority Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the Notes and such Other Second-Priority Obligations to be purchased on a pro rata basis based on, at the election of the Company, the accreted value or principal amount of the Notes or such Other Second-Priority Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero, and in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds the Company is offering to apply in such Asset Sale Offer shall be excluded in subsequent calculations of Excess Proceeds.

(e) Pending the final application of any Net Proceeds of Non-ABL Priority Collateral pursuant to Section 1018(b) and in a manner that is otherwise permitted by this Indenture, when the amount of such Net Proceeds exceeds $10.0 million, the Company or the applicable Restricted Subsidiary will deposit such Net Proceeds into the Collateral Account; provided that upon the occurrence and during the continuation of a Default, all such Net Proceeds shall be deposited into and remain in the Collateral Account pending final application of any Net Proceeds of Non-ABL Priority Collateral pursuant to Section 1018(b) and in a manner that is otherwise permitted by this Indenture. Pending the final application of any Net Proceeds pursuant to Section 1018(c), the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g) If the Company is repurchasing less than all of the Notes at any time, the Company shall select the Notes to be repurchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) if such Notes are not so listed, on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be repurchased in part.

(h) Within 30 days after the Company becomes obligated to make an Asset Sale Offer, the Company shall send notice of that Asset Sale Offer electronically or by first class mail, with a copy to the Trustee, to each Holder to the address of that Holder appearing in the security register of Holders, or otherwise in accordance with the procedures of the Depository with a copy to the Trustee, with the following information:

(1) an Asset Sale Offer is being made pursuant to this Section 1018, the total amount of the Asset Sale Offer, and that all Notes properly tendered pursuant to the Asset Sale Offer shall be accepted for payment, subject to prorating if the aggregate principal amount of Notes tendered is greater than the amount of the Asset Sale Offer, as contemplated by Sections 1018(d) and (g);

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Asset Sale Payment Date”);

(3) any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Asset Sale Offer, all Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on the Asset Sale Payment Date;

(5) Holders electing to have any Notes purchased pursuant to an Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Payment Date;

(6) Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, an electronic transmission, facsimile transmission, or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(7) Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

(i) While the Notes are in global form and the Company makes an Asset Sale Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(j) On the Asset Sale Payment Date, the Company shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate payment of the Asset Sale Offer, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(k) The Paying Agent shall promptly mail to each Holder the payment for such Notes in respect of the Asset Sale Offer, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Payment Date. Subject to any laws relating to abandoned property, the Paying Agent, if not the Company, shall return to the Company any cash that remains unclaimed, together with interest, if any, thereon, held by the Paying Agent for the payment of the amount required pursuant to the Asset Sale Offer. The Trustee shall have no requirement to invest any such cash unless directed by the Company in writing and such investment shall be mutually acceptable to the Trustee and the Company.

SECTION 1019. No Amendment to Subordination Provisions. Without the consent of the Holders of a majority in outstanding aggregate principal amount of the Notes, the Company shall not amend, modify or alter the 6% Senior Subordinated Debt Documents in any way to:

(1) increase the rate of or change the time for payment of interest on any 6% Senior Subordinated Exchangeable Notes;

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any 6% Senior Subordinated Exchangeable Notes in a manner adverse to the Holders of the Notes;

(3) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any 6% Senior Subordinated Exchangeable Notes; or

(4) amend the provisions of the 6% Senior Subordinated Debt Documents that relate to subordination, in a manner adverse to the Holders of the Notes.

SECTION 1020. Events of Loss.

(a) In the case of an Event of Loss with respect to any Collateral, the Company or the affected Subsidiary Guarantor, as the case may be, shall, within 365 days after receipt of the Net Loss Proceeds, apply the Net Loss Proceeds from such Event of Loss at its option:

(1) to the extent such Net Proceeds are from an Event of Loss with respect to Non-ABL Priority Collateral, to permanently reduce Obligations under the Term Loan Facility, other First-Priority Obligations, the Notes and/or Other Second-Priority Obligations, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Subsidiary Guarantor shall so reduce Obligations under any Other Second-Priority Obligations, the Company or such Subsidiary Guarantor will either (x) equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming Notes as provided under Section 1101 or (B) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law or (y) make an offer (in accordance with the procedures for a Loss Proceeds Offer set forth in Section 1020(c)) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the principal amount of Notes to be repurchased; or

(2) to the extent such Net Proceeds are from an Event of Loss with respect to ABL Priority Collateral, to permanently reduce Obligations under the ABL Facility, the Term Loan Facility, other First-Priority Obligations, the Notes and/or Other Second-Priority Obligations, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Subsidiary Guarantor shall so reduce Obligations under any Other Second-Priority Obligations, the Company or such Subsidiary Guarantor will either (x) equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming Notes as provided under Section 1011 or (B) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law or (y) make an offer (in accordance with the procedures for a Loss Proceeds Offer set forth in Section 1020(c)) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the principal amount of Notes to be repurchased; or

(3) to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary; provided, further. that such Capital Stock constitutes Collateral, (B) properties that constitute Collateral, (C) capital expenditures on or related to assets that constitute Collateral and (D) acquisitions of other assets that constitute Collateral, that in each of subclause (A), (B), (C) and (D) of this clause (2), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Event of Loss; or

(4) any combination of the foregoing.

(b) Any Net Loss Proceeds from any Event of Loss that are not invested or applied in accordance with the foregoing clause (a) within 365 days from the date of the receipt of such Net Loss Proceeds will be deemed to constitute “Excess Loss Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Loss Proceeds to the making of investments set forth in Section 1020(a)(3) after such 365th day, such 365-day period will be extended with respect to the amount of Net Loss Proceeds so committed until such Net Loss Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement).

(c) When the aggregate amount of Excess Loss Proceeds exceeds $35.0 million, the Company shall make an offer to all Holders and, if required by the terms of any Other Second-Priority Obligations, to the holders of such Other Second-Priority Obligations (other than with respect to Hedging Obligations) (a “Loss Proceeds Offer”) to purchase the maximum aggregate principal amount of Notes and such Other Second-Priority Obligations that is in an amount equal to at least $2,000 that may be purchased out of the Excess Loss Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Other Second-Priority Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company shall commence a Loss Proceeds Offer with respect to Excess Loss Proceeds within ten Business Days after the date that Excess Loss Proceeds exceed $35.0 million by mailing or electronically sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Excess Loss Proceeds from an Event of Loss by making a Loss Proceeds Offer with respect to such Excess Loss Proceeds prior to the expiration of the relevant 365 day-period (or such longer period provided above) or with respect to Excess Loss Proceeds of $35.0 million or less.

(d) To the extent that the aggregate amount of Notes and such Other Second-Priority Obligations tendered pursuant to a Loss Proceeds Offer is less than the Excess Loss Proceeds, the Company may use any remaining Excess Loss Proceeds for general corporate purposes (including for the avoidance of doubt, pursuant to Section 1010 of this Indenture, if available), subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes and/or the Other Second-Priority Obligations surrendered by such holders thereof exceeds the amount of Excess Loss Proceeds, the Trustee shall select, or cause to be selected, the Notes and such Other Second-Priority Obligations to be purchased on a pro rata basis based on, at the election of the Company, the accreted value or principal amount of the Notes or such Other Second-Priority Obligations tendered. Upon completion of any such Loss Proceeds Offer, the amount of Excess Loss Proceeds related to such Loss Proceeds Offer shall be reset at zero, and in the case of a Loss Proceeds Offer being effected in advance of being required to do so by this Indenture, the amount of Net Loss Proceeds the Company is offering to apply in such Loss Proceeds Offer shall be excluded in subsequent calculations of Excess Loss Proceeds.

(e) Pending the final application of any Excess Loss Proceeds pursuant to this Section 1020 and in a manner that is otherwise permitted by this Indenture, when the amount of any Excess Loss Proceeds exceeds $10 million, the Company or the applicable Subsidiary Guarantor shall deposit such Excess Loss Proceeds into the Collateral Account; provided that upon the occurrence and during the continuance of a Default, all such Excess Loss Proceeds shall be deposited into and remain in the Collateral Account pending the final application of any Excess Loss Proceeds pursuant to this Section 1020 and in a manner that is otherwise permitted by this Indenture.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g) If the Company is repurchasing less than all of the Notes at any time, the Company shall select the Notes to be repurchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) if such Notes are not so listed, on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be repurchased in part.

(h) Within 30 days after the Company becomes obligated to make a Loss Proceeds Offer, the Company shall send notice of that Loss Proceeds Offer electronically or by first class mail, with a copy to the Trustee, to each Holder to the address of that Holder appearing in the security register of Holders, or otherwise in accordance with the procedures of the Depository with a copy to the Trustee, with the following information:

(1) a Loss Proceeds Offer is being made pursuant to this Section 1020, the total amount of the Loss Proceeds Offer, and that all Notes properly tendered pursuant to the Loss Proceeds Offer shall be accepted for payment, subject to prorating if the aggregate principal amount of Notes tendered is greater than the amount of the Loss Proceeds Offer, as contemplated by Sections 1020(d) and (g);

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Event of Loss Payment Date”);

(3) any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Loss Proceeds Offer, all Notes accepted for payment pursuant to the Loss Proceeds Offer shall cease to accrue interest on the Event of Loss Payment Date;

(5) Holders electing to have any Notes purchased pursuant to a Loss Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Event of Loss Payment Date;

(6) Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, an electronic transmission, facsimile transmission, or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(7) Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

(i) While the Notes are in global form and the Company makes a Loss Proceeds Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(j) On the Event of Loss Payment Date, the Company shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Loss Proceeds Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate payment of the Loss Proceeds Offer, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(k) The Paying Agent shall promptly mail to each Holder the payment for such Notes in respect of the Loss Proceeds Offer, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Loss Proceeds Offer on or as soon as practicable after the Event of Loss Payment Date. Subject to any laws relating to abandoned property, the Paying Agent, if not the Company, shall return to the Company any cash that remains unclaimed, together with interest, if any, thereon, held by the Paying Agent for the payment of the amount required pursuant to the Loss Proceeds Offer. The Trustee shall have no requirement to invest any such cash unless directed by the Company in writing and such investment shall be mutually acceptable to the Trustee and the Company.

SECTION 1021. Covenant Termination.

If on any date following the date of this Indenture:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Company as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the Company and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture:

(1) Section 1018;

(2) Section 1010;

(3) Section 1011;

(4) Section 1016;

(5) Section 801(a)(4);

(6) Section 1013;

(7) Section 1014; and

(8) Section 1015.

SECTION 1022. After-Acquired Property.

Within the time periods (and subject to the thresholds) set forth in this Indenture or in the Security Documents following the acquisition by the Company or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under Article Fifteen and in the Security Documents), the Company or such Guarantor shall comply with the requirements of Section 3.6 of the Security Agreement and execute and deliver such mortgages, deeds of trust, security instruments, title insurance policies, financing statements, certificates, opinions of counsel and all ancillary documents thereto, as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest (subject to Permitted Liens) in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided that in the case of Collateral that consists of real property and improvements, the Company or the applicable Guarantor shall only be required to use commercially reasonable efforts to effectuate the foregoing within one hundred and fifty (150) days or as soon as practicable thereafter upon the acquisition of such After-Acquired Property and shall only be required to take ministerial actions to cure defects in title to the extent necessary to obtain a valid Mortgage and title insurance, but would not be required to pay more than de minimis fees and expenses to cure any title defects. Notwithstanding anything in this Indenture or any Security Document to the contrary, no default under this Indenture or any Security Document will be triggered if the Company or any Guarantor fails to deliver a Mortgage or title insurance in spite of its use of commercially reasonable efforts to do so. The Company and each Guarantor agrees that, in the event the Company or such Guarantor takes any action to grant or perfect a Lien in favor of the First-Priority Collateral Agent (or other collateral agent with respect to any First-Priority Obligations) or the ABL Facility Collateral Agent in any assets, the Company or such Guarantor shall also take such action to grant or perfect a Lien (subject to the Intercreditor Agreements) in favor of the Collateral Agent to secure the Indenture Obligations without request of the Collateral Agent; provided that such action shall not impose additional duties, liabilities or obligations on the part of the Collateral Agent without its consent and shall provide for such indemnifications and protections as the Collateral Agent may reasonably request. No actions in any jurisdiction outside the United States will be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States. Notwithstanding anything to the contrary herein, in no event shall the Collateral Agent be required to register in any foreign jurisdiction or pursuant to any foreign local law, and the Pledgors shall not be required to perfect the security interest in any Collateral that would require the Collateral Agent to make such registration.

ARTICLE ELEVEN

REDEMPTION OF NOTES

SECTION 1101. Right of Redemption.

(a) [Reserved].

(b) At any time prior to July 15, 2020, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date, subject to the rights of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(c) From and after July 15, 2020, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2020	104.000%
2021	102.000%
2022 and thereafter	100.000%

(d) Prior to July 15, 2020, the Company may, at its option, redeem up to 40% of the sum of the original aggregate principal amount of Notes (and the original principal amount of any Additional Notes) issued under this Indenture at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date, with funds in an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net cash proceeds are contributed to the Company; provided that:

(1) at least 60% of the sum of the aggregate principal amount of the Notes originally issued under this Indenture and the aggregate principal amount of any Additional Notes issued under this Indenture after the Issue Date remain Outstanding immediately after the occurrence of each such redemption (unless all Notes Outstanding on the Redemption Date are redeemed); and

(2) that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(e) If a Change of Control occurs (x) at any time on or prior to July 15, 2019, the Company (or a third party on behalf of the Company) may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 102.000% of the principal amount of the Notes and (y) at any time after July 15, 2019 but on or prior to July 15, 2020, the Company (or a third party on behalf of the Company) may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 103.000% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (a “Change of Control Redemption”). If the Company (or such third party) elects to exercise this redemption right, it must do so by sending a redemption notice to each Holder with a copy to the Trustee within 30 days following the Change of Control (or, at the Company’s option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is sent prior to the Change of Control. If the Company (or such third party) exercises the Change of Control Redemption right, the Company may elect not to make the Change of Control Offer pursuant to Section 1017 unless it defaults in payments due upon redemption.

(f) Upon consummation by the Company or any Restricted Subsidiary of one or more Asset Sales generating Net Proceeds in excess of $35.0 million in the aggregate (x) at any time on or prior to July 15, 2019, the Company may, at its option, redeem all or a portion of the Notes in an aggregate principal amount not to exceed such Net Proceeds, at a redemption price equal to 102.000% of the principal amount of the Notes and (y) at any time after July 15, 2019 but on or prior to July 15, 2020, the Company may, at its option, redeem all or a portion of the Notes in an aggregate principal amount not to exceed such Net Proceeds, at a redemption price equal to 103.000% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (an “Asset Sale Redemption”). If the Company elects to exercise this redemption right, it must do so by sending a notice of an Asset Sale Redemption at least 30 days prior to such Redemption Date to each Holder with a copy to the Trustee. Any such redemption may be conditioned upon the consummation of an Asset Sale if the notice is sent prior to consummation of such Asset Sale. For the avoidance of doubt, any cash actually applied to redeem Notes pursuant to an Asset Sale Redemption shall be excluded from the calculation of Excess Proceeds and therefore the requirement to make an Asset Sale Offer.

SECTION 1102. Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 1103. Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture or the Notes, shall be made in accordance with such provision and this Article Eleven.

SECTION 1104. Election to Redeem; Notice to Trustee. If the Company elects to redeem Notes pursuant to Section 1101 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 1106 hereof (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price. Any notice to the Trustee delivered pursuant to this Section 1104 may be revoked by the Company prior to the delivery of any notice of redemption sent to Holders.

SECTION 1105. Selection by Trustee of Notes to Be Redeemed.

(a) If the Company is redeeming less than all of the Notes at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) if such Notes are not so listed, on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be redeemed in part.

(b) If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

(c) A new Note in principal amount equal to the unredeemed portion of any Note redeemed in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. Subject to the second paragraph of Section 1106, Notes called for redemption become due and payable on the date fixed for redemption. On and after the Redemption Date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the Note or portions thereof called for redemption.

SECTION 1106. Notice of Redemption. Notices of redemption shall be sent electronically or mailed by first-class mail, postage prepaid, or otherwise provided in accordance with the procedures of the Depository, at least 30 days but not more than 60 days before the Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of the Depository, except that notices of redemption may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. For Notes that are represented by global certificates held on behalf of the Depository, notices may be given by delivery of the relevant notices to the Depository for communication to entitled account holders in substitution of the aforementioned delivery.

In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to satisfaction or waiver of one or more conditions precedent, including any related Equity Offering.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price and the amount of accrued interest to the Redemption Date payable as provided in Section 1108, if any,

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of a partial redemption, the principal amounts) of the particular Notes to be redeemed,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 1108) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and that interest thereon shall cease to accrue on and after said date, subject to any condition precedent in that notice,

(6) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(7) the name and address of the Paying Agent,

(8) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(9) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date,

(10) the “CUSIP” number, ISIN or “Common Code” number and that no representation is made as to the accuracy or correctness of the “CUSIP” number, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes,

(11) the paragraph of the Notes or Section of this Indenture pursuant to which the Notes are to be redeemed, and

(12) any conditions precedent to which the redemption or notice is subject to and that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date so delayed.

The Company may provide in any notice of redemption that payment of the Redemption Price or performance of the Company’s obligations with respect to the redemption may be performed by a third party if such third party makes such payment and satisfies such obligations in compliance with the requirements set forth in this Indenture.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to this Section 1106 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 1104.

SECTION 1107. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 1106 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price, subject to any condition precedent set forth in that notice. The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 1108 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

SECTION 1108. Deposit of Redemption Price. Prior to 1:00 p.m. (Eastern Time) on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of, and accrued interest, if any, on, all the Notes that are to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased. In addition, all money, if any, earned on funds held by the Trustee or the Paying Agent shall be remitted to the Company.

SECTION 1109. Notes Payable on Redemption Date.

(a) Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date and assuming the satisfaction or waiver of any conditions precedent, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date and such Notes shall be canceled by the Trustee; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 306.

(b) If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

SECTION 1110. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article Eleven) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 1002 (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that no Note of $2,000 or less will be redeemed in part.

ARTICLE TWELVE

NOTES GUARANTEES

SECTION 1201. Notes Guarantees. Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the Notes and obligations of the Company hereunder and thereunder and the obligations of the Company and each other Guarantor under the Security Documents, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), subject to any applicable grace period, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject to any applicable grace period, and subject, however, in the case of clauses (1) and (2) above, to the limitation set forth in Section 1204 hereof.

(a) Each Guarantor hereby agrees that (to the extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor (other than payment in full of the principal of, and premium and interest, if any, on, the Notes).

(b) Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Notes Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, this Indenture and such Notes Guarantee. Each Guarantor acknowledges that the Notes Guarantee is a guarantee of payment, performance and compliance when due and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Notes Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Notes Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) subject to this Article Twelve, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of the Notes Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Notes Guarantee of such Guarantor. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantees.

(d) Each Notes Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 1202. Severability. In case any provision of any Notes Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 1203. Reserved.

SECTION 1204. Limitation of Subsidiary Guarantors’ Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder hereby confirms that it is the intention of all such parties that the Notes Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Notes Guarantee or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and each such Subsidiary Guarantor hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Notes Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article Twelve, result in the obligations of such Subsidiary Guarantor under its Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

SECTION 1205. Contribution. Each Guarantor that makes a payment under its Notes Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 1206. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 1201; provided, however, that, if a Default or Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

SECTION 1207. Reinstatement. Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Notes Guarantee provided for in Section 1201 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is properly rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or any Guarantor.

SECTION 1208. Release of a Subsidiary Guarantor. The Notes Guarantee of a Subsidiary Guarantor, together with any pledge of the equity interests of such Subsidiary Guarantor or Lien on or security interest in any assets of such Subsidiary Guarantor, shall automatically and unconditionally be released and discharged, and no further action by such Subsidiary Guarantor, the Company, the Trustee or the Collateral Agent is required for the release of such Subsidiary Guarantor’s Notes Guarantee, together with any pledge of the equity interests of such Subsidiary Guarantor or Lien on or security interest in any assets of such Subsidiary Guarantor, upon:

(1) (A) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary that is not a Subsidiary Guarantor) if such sale, disposition or other transfer is made in compliance with Sections 802 and 1018(a) of this Indenture;

(B) the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 1010 of this Indenture and the definition of “Unrestricted Subsidiary”;

(C) with respect to any entity that becomes a Subsidiary Guarantor after the Issue Date, the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness under the ABL Facility and the Term Loan Facility (other than as a result of the payment of such Indebtedness) or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Notes, in each case, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to Section 1015 of this Indenture (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 45 days prior to such release or discharge); or

(D) the exercise by the Company of its Legal Defeasance of the Notes under Section 1302 of this Indenture or its Covenant Defeasance of the Notes under Section 1303 of this Indenture or if the Company’s obligations under this Indenture are discharged in accordance with Section 401 of this Indenture; and

(2) in the case of clause (1)(A) above, the release or discharge of such Subsidiary Guarantor from its guarantee, if any, of and all pledges and security, if any, granted by such Subsidiary Guarantor in connection with, the ABL Facility and the Term Loan Facility.

SECTION 1209. Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and from its guarantee and waivers pursuant to its Notes Guarantees under this Article Twelve.

ARTICLE THIRTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301. Company’s Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option, and at any time, elect to have either Section 1302 or Section 1303 be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article Thirteen.

SECTION 1302. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 1301 of the option applicable to this Section 1302, each of the Company and the Guarantors shall be deemed to have been discharged from its respective obligations with respect to all Outstanding Notes and Notes Guarantees (including obligations under this Indenture and the Security Documents) on the date the conditions set forth in Section 1304 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that each of the Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1305 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all its other obligations under such Notes, Notes Guarantees, this Indenture and the Security Documents insofar as such Notes and their related Notes Guarantees are concerned, the Collateral shall be released and all then existing Events of Default shall be deemed cured (and the Trustee and the Collateral Agent, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder or under the Security Documents, as applicable:

(1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, solely out of the trust created pursuant to this Indenture (as described in Sections 1304 and 1305),

(2) the Company’s obligations with respect to such Notes under Sections 303, 304, 305, 1002 and 1003,

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder or under the Security Documents, as applicable, and the obligations of each of the Company and the Guarantors in connection therewith and

(4) this Article Thirteen.

Subject to compliance with this Article Thirteen, the Company may exercise its option under this Section 1302 notwithstanding the prior exercise of its option under Section 1303 with respect to the Notes.

SECTION 1303. Covenant Defeasance. Upon the Company’s exercise under Section 1301 of the option applicable to this Section 1303, each of the Company and the Guarantors shall be released from its respective obligations under any covenant contained in Sections 801 and 802 and in Sections 1005 through 1007 and 1009 through and including 1020 and any covenant contained in the Security Documents with respect to the Outstanding Notes on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company or any Guarantor, as

applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 501(3), 501(4), 501(5), 501(7) and 501(8) and, with respect to only any Significant Subsidiary and not the Company, Section 501(6), but, except as specified above, the remainder of this Indenture, such Notes and the Security Documents shall be unaffected thereby.

SECTION 1304. Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1302 or Section 1303 to the Outstanding Notes:

(1) the Company or any Guarantor shall irrevocably have deposited with the Trustee (or another trustee satisfying the requirements of Section 608 who shall agree to comply with the provisions of this Article Thirteen applicable to it) in trust for the benefit of Holders of such Notes: (A) cash in U.S. dollars, (B) non-callable Government Securities or (C) a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay, and which shall be applied by the Trustee (or other qualifying trustee) to pay, the principal of, premium, if any, and interest due on the Outstanding Notes on the Stated Maturity or Redemption Date, as the case may be; provided that the Trustee shall have been irrevocably instructed to apply such cash or the proceeds of such Government Securities to said payments with respect to the Notes; before such a deposit, the Company may give to the Trustee, in accordance with Section 1104 hereof, a notice of its election to redeem all of the Outstanding Notes at a future date in accordance with Article Eleven hereof, which notice shall be irrevocable; such irrevocable redemption notice, if given, shall be given effect in applying the foregoing;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the original issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any Credit Facility, the 6% Senior Subordinated Debt Documents, the 6% Senior Subordinated Exchangeable Notes or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States of America (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for in this Indenture relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise, (B) will become due and payable within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 1305. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. All cash and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1305, the “Qualifying Trustee”) pursuant to Section 1304 in respect of the Outstanding Notes shall be held in trust and applied by the Qualifying Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Subsidiary acting as its own Paying Agent) as the Qualifying Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money or Government Securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Qualifying Trustee against any tax, fee or other charge imposed on or assessed against the Government Securities deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the beneficial owners of the Outstanding Notes.

Anything in this Article Thirteen to the contrary notwithstanding, the Qualifying Trustee shall deliver or pay to the Company from time to time upon Company Request any money or Government Securities held by it as provided in Section 1304 which, in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof delivered to the Qualifying Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, as applicable, in accordance with this Article Thirteen.

SECTION 1306. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Securities in accordance with Section 1305 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and each Guarantor’s obligations under this Indenture, the Outstanding Notes, the Notes Guarantees and the Security Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 1302 or 1303, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 1305; provided, however, that (a) if the Company makes any payment of principal of (or premium, if any) or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent; and (b) unless otherwise required by any legal proceeding or any other order or judgment of any court or governmental authority, the Trustee or Paying Agent (if other than the Company) shall return all such money and Government Securities to the Company promptly after receiving a written request therefor at any time, if such reinstatement of the Company’s obligations has occurred and continues to be in effect.

SECTION 1307. Repayment to Company. Subject to any laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

ARTICLE FOURTEEN

INTERCREDITOR AGREEMENTS

SECTION 1401. Intercreditor Agreements.

(a) Each Holder by accepting a Note agrees that the Second-Priority Liens securing the Indenture Obligations are subject to the terms of the ABL Intercreditor Agreement. Each Holder by accepting a Note agrees that the Second-Priority Liens securing the Indenture Obligations are subject to the terms of the First Lien/Second Lien Intercreditor Agreement. Each Holder by accepting a Note agrees that the Second-Priority Liens securing the Indenture Obligations are subject to the terms of each other intercreditor agreement permitted under the terms of this Indenture or entered into pursuant to this Indenture. The Holders by accepting a Note hereby authorize the Trustee and the Collateral Agent to enter into the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any other intercreditor agreement permitted under the terms of this Indenture or entered into pursuant to this Indenture on behalf of the Holders and to perform their obligations thereunder (including, but not limited to, designation of another party thereto as the representative of the Trustee and/or the Collateral Agent for purposes of such agreement(s)), and agree that the Holders shall comply with the provisions of the Intercreditor Agreements and any other intercreditor agreement entered into in accordance with the terms of this Indenture applicable to them in their capacities as such to the same extent as if the Holders were parties thereto. In the event of any conflict or inconsistency among the provisions of this Indenture or any Security Document (other than an Intercreditor Agreement), on the one hand, and any Intercreditor Agreement, on the other hand, the provisions of such Intercreditor Agreement shall control.

(b) So long as no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Company and delivery of an Officers’ Certificate of the Company, enter into and direct the Collateral Agent to enter into (x) amendments to the ABL Intercreditor Agreement or any additional intercreditor agreement with the agent for the holders of any ABL Obligations on terms and conditions that, in the good faith determination of Parent or the Company, are not less favorable, taken as a whole, to the Holders of Notes than the terms and conditions, taken as a whole, of the ABL Intercreditor Agreement, and thereafter such amended or new intercreditor agreement shall be deemed to be the ABL Intercreditor Agreement for all purposes of this Indenture and (y) any intercreditor agreement or any amendments thereto pursuant to the definition of “Permitted Liens” on customary terms (as determined by Parent or the Company in its sole reasonable discretion); provided that, for the avoidance of doubt, neither the Trustee nor the Collateral Agent shall have any obligation to enter into any amendment or amendment and restatement which adversely impacts their rights, duties, protections, immunities or indemnities or which imposes new duties on either of them.

(c) So long as no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Company and delivery of an Officers’ Certificate of the Company, enter into and direct the Collateral Agent to enter into (x) amendments to the First Lien/Second Lien Intercreditor Agreement or any additional intercreditor agreement with the agent for the holders of any First-Priority Obligations on terms and conditions that, in the good faith determination of Parent or the Company, are not less favorable, taken as a whole, to the Holders of Notes than the terms and conditions, taken as a whole, of the First Lien/Second Lien Intercreditor Agreement, and thereafter such amended or new intercreditor agreement shall be deemed to be the First Lien/Second Lien Intercreditor Agreement for all purposes of this Indenture and (y) any intercreditor agreement or any amendments thereto pursuant to the definition of “Permitted Liens” on customary terms (as determined by Parent or the Company in its sole reasonable discretion); provided that, for the avoidance of doubt, neither the Trustee nor the Collateral Agent shall have any obligation to enter into any amendment or amendment and restatement which adversely impacts their rights, duties, protections, immunities or indemnities or which imposes new duties on either of them.

ARTICLE FIFTEEN

COLLATERAL

SECTION 1501. Security Documents. Subject to the Intercreditor Agreements and any other intercreditor agreement entered into in accordance with the terms of this Indenture, the Indenture Obligations are secured as provided in the Security Documents and will be secured by the Security Documents hereafter delivered as required or permitted by this Indenture subject to the limitations contained in the Security Documents (including, but not limited to, Section 2.1 of the Security Agreement as in effect on the date hereof). The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) as are required by the Security Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens. The Collateral Agent shall have no duty or obligation to make any such filings and shall have no liability arising from the making of or any failure to make such filings.

SECTION 1502. Collateral Agent.

(a) U.S. Bank National Association is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto, (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto and (iii) to designate and/or appoint agents, designees and/or representatives to exercise such powers and perform such duties. The Collateral Agent shall have all the rights, immunities, indemnities, privileges, benefits and protections provided in the Security Documents and, additionally, shall have all the rights, immunities, indemnities, privileges, benefits and protections provided to the “Trustee” under Article Six to the same extent as if such rights, immunities, indemnities, privileges, benefits and protections referred to the Collateral Agent; provided that the last reference to “Trustee” in Section 601(b) shall refer only to the Trustee and not to the Collateral Agent.

(b) None of the Collateral Agent, Trustee, Paying Agent, Note Registrar, such other agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral (except the custody of Collateral in its possession using the same care it provides for its own possessory collateral and the accounting for monies actually received), for the legality, enforceability, effectiveness or sufficiency of the Security Documents, or for the creation, perfection, priority, sufficiency or protection of any Second-Priority Liens or any defect or deficiency. The Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Indenture and the Security Documents. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Indenture or any of the Security Documents.

(c) Except as expressly required by this Indenture or the Security Documents (any such express requirement to be subject to all the rights, immunities, indemnities, privileges, benefits and protections provided to the Collateral Agent in this Indenture and the Security Documents, including, but not limited to, Section 603 hereof), the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Second-Priority Lien; or

(3) to take any other action whatsoever with regard to any or all of the Second-Priority Liens, Security Documents or Collateral.

(d) Whether or not therein expressly so provided, every provision of this Indenture and the Security Documents relating to the conduct or affecting the liability of or affording protection to the Collateral Agent shall be subject to the provisions of this Article Fifteen.

SECTION 1503. Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document (including the provisions providing for foreclosure and for release of Collateral), as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Collateral Agent to execute and deliver the Intercreditor Agreements (and any joinder thereto) and any other intercreditor agreement entered into in accordance with the terms of this Indenture (and any joinder thereto) and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which the Collateral Agent is a party and the Intercreditor Agreements and any other intercreditor agreement entered into in accordance with the terms of this Indenture and to perform its obligations and exercise its rights and powers thereunder. Prior to delivery of any Security Documents (or any amendments, waivers or modifications thereto), the Collateral Agent shall have the opportunity to request and receive an Officers’ Certificate of the Company certifying that such documentation (i) will cause no default under any Intercreditor Agreement or any other intercreditor agreement entered into in accordance with the terms of this Indenture that is then in effect and (ii) is in compliance with the terms of this Indenture.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Collateral Agent is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Article Six and Article Fifteen and the limitations set forth in the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Second-Priority Liens;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent is a party;

(3) collect and receive payment of any and all Obligations; or

(4) give effect to any Permitted Lien or to cause or permit such Permitted Lien to have the priority provided herein.

(d) Subject to the Intercreditor Agreements and the other Security Documents and at the Company’s cost and expense (subject to indemnification and security provided by the relevant Holders under the other provisions of this Indenture), the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Second-Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s cost and expense (subject to indemnification and security provided by the relevant Holders under the other provisions of this Indenture), to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Second-Priority Liens or be prejudicial to the interests of Holders or the Trustee.

SECTION 1504. Release of Collateral. The Collateral will automatically and without the need for any further action by any Person be released from the Liens and security interests securing the Indenture Obligations created by the Security Documents or subordinated, as the case may be:

(a) released in whole upon:

(1) satisfaction and discharge of this Indenture in accordance with Article Four;

(2) a Legal Defeasance or Covenant Defeasance under Article Thirteen; or

(3) payment in full of the principal of, together with accrued and unpaid interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement whether or not a claim for post-petition interest is allowed in such proceeding), if any, on the Notes and the Notes Guarantees;

(b) released in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Notes Guarantee pursuant to Section 1208, concurrently with the release of such Notes Guarantee or (c) is or becomes an Excluded Asset pursuant to a transaction not prohibited by this Indenture; or

(c) released in whole or in part as described in the Intercreditor Agreements;

(d) to subordinate or release any Lien on any property to the holder of any Lien on such property that is permitted by clause (18) (in respect of Indebtedness incurred under Section 1011(b)(18)) of the definition of “Permitted Liens” or, in the case of subordination only, clause (9) of the definition of “Permitted Liens,” in each case, to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien (or, in the case of subordination, any senior Lien) on such property; and

(e) in whole or in part, as described in Article Nine.

SECTION 1505. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Fifteen upon the Company or a Guarantor with respect to the release, subordination, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article Fifteen; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

SECTION 1506. Post-Closing Collateral. Within 150 days after the Issue Date (or such later date as may be extended by the First-Priority Collateral Agent pursuant to the terms of the Term Loan Facility) using commercially reasonable efforts, the Company shall deliver to the Initial Purchasers, the Trustee and the Collateral Agent each of the following documents, which shall be substantially in the form of the comparable documents delivered by the Company to the First-Priority Collateral Agent pursuant to the terms of Term Loan Facility, and which shall be in customary form (as determined by the Company in its sole reasonable discretion), and all ancillary documents thereto, which documents shall contain only such obligations, duties, benefits indemnities and protections on the part of the Collateral Agent which are reasonably acceptable to it:

(i) Insurance. Policies or certificates of insurance covering the property and assets of the Company and the Guarantors, which policies or certificates, including endorsements thereto, shall reflect the Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Notes, as additional insured and loss payee and mortgagee, as applicable.

(ii) Mortgages. Fully executed counterparts of the Mortgages encumbering the Mortgaged Property, it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness, then the amount secured by said Mortgage shall be limited to the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated upon such fair market value.

(iii) Title Insurance. With respect to each Mortgage, a loan policy of title insurance (or commitment to issue such a policy having the effect of a loan policy of title insurance) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable second priority mortgage or deed of trust lien on the fee estate of the Mortgaged Property described therein (each such policy, a “Mortgage Policy”) issued by such title insurance company in an amount equal to the fair market value of the land and improvements on the Mortgaged Property (based on the most recently available tax assessments for such Mortgaged Property) and with customary endorsements so long as such endorsements are available in the applicable jurisdiction and available at commercially reasonable rates, which Mortgage Policy provides that the Mortgage on such Mortgaged Property is a valid and enforceable mortgage lien on the Mortgaged Property, free and clear of all defects and encumbrances other than Permitted Liens. All such Mortgage Policies may be subject to a survey exception.

(iv) Fixture Filings. Proper fixture filings under the UCC on Form UCC-1 or in the applicable Mortgage for filing under the UCC in the appropriate jurisdiction in which the Mortgaged Properties are located as desirable to perfect the security interests in fixtures purported to be created by the Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Second-Priority Secured Parties; provided, however, that to the extent local counsel opines that any Mortgage would constitute a valid and effective fixture filing in the jurisdiction in which the applicable Mortgaged Property is located, a fixture filing on Form UCC-1 shall not be required with respect to such Mortgaged Property.

(v) Counsel Opinions. Opinions addressed to the Initial Purchasers and the Collateral Agent for its benefit and for the benefit of the Trustee and the Second-Priority Secured Parties of (i) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability and perfection of the Mortgages and other matters customarily included in such opinions and (ii) counsel for the Company regarding due authorization, execution and delivery of the Mortgages.

(vi) Collateral Fees and Expenses. Evidence of payment by the Company of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other documents and issuance of the Mortgage Policies referred to above.

Notwithstanding anything to the contrary, (x) for purposes of this Section 1506, “commercially reasonable efforts” shall include the Company and the Guarantors taking any necessary ministerial actions to cure defects in title to the extent necessary to obtain a valid Mortgage and Mortgage Policy to the extent required by clauses (ii) and (iii) above, but shall not include the payment of more than de minimis fees and expenses to cure any title defects, the payment of more than $200,000 for the procurement of the Mortgage Policies, and (y) no default under the Purchase Agreement, this Indenture or any Security Document will be triggered if the Company fails to deliver a Mortgage or Mortgage Policy on one or more of the Mortgaged Properties in spite of its use of commercially reasonable efforts to do so. For the avoidance of doubt, the requirements set forth in clauses (iv) to (vi) hereof shall not be required to be satisfied if the Company is not required to deliver a Mortgage or Mortgage Policy pursuant to this Section 1506.

Prior to delivery of any of the documentation set forth above, the Collateral Agent shall have the opportunity to request and receive an Officers’ Certificate of the Company certifying that such documentation (i) is in customary form, (ii) will cause no default under any Intercreditor Agreement or any other intercreditor agreement entered into in accordance with the terms of this Indenture that is then in effect and (iii) is in compliance with the terms of this Indenture.

Neither the Collateral Agent nor the Trustee undertakes any responsibility whatsoever to determine whether any of the foregoing covenants in this Section 1506 have been satisfied, and neither shall have any liability whatsoever arising out of the failure of the Company or any of the Guarantors to satisfy such post-closing requirements.

ARTICLE SIXTEEN

COLLATERAL ACCOUNT

SECTION 1601. Collateral Account. Not later than ninety (90) days following the date hereof, there shall be established by the Company with the First-Priority Collateral Agent or, no later than (90) ninety days following the Discharge of First Lien Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), the Collateral Agent and, at all times thereafter until this Indenture shall have terminated, there shall be maintained a deposit account subject to control (within the meaning of the UCC) of the First-Priority Collateral Agent or, no later than (90) ninety days following the Discharge of First Lien Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), the Collateral Agent (the “Collateral Account”). The Company shall apply any amounts in the Collateral Account pursuant this Indenture and the Intercreditor Agreements. The Collateral Agent shall have no obligation to monitor the amounts deposited, held or withdrawn from the Collateral Account. Notwithstanding anything in this Indenture to the contrary, prior to the Discharge of First Lien Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), the requirements of this Section 1601 with respect to the Collateral Account shall be deemed satisfied by satisfaction of a provision with respect to a collateral account that exists in substantially the same form in the Term Loan Facility Documents.

Neither the Collateral Agent nor the Trustee undertakes any responsibility whatsoever to determine whether any of the foregoing covenants in this Section 1601 have been satisfied and neither shall have any liability whatsoever arising out of the failure of the Company or any of the Guarantors to satisfy such requirements.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Eric M. Rychel
Name: Eric M. Rychel
Title: Executive Vice President, Chief Financial Officer and Treasurer

ALERIS CORPORATION

By:	/s/ Eric M. Rychel
Name: Eric M. Rychel
Title: Executive Vice President, Chief Financial Officer and Treasurer

ALERIS ROLLED PRODUCTS, INC.
ALERIS ROLLED PRODUCTS, LLC
ALERIS ROLLED PRODUCTS SALES
CORPORATION
IMCO RECYCLING OF OHIO, LLC
ALERIS OHIO MANAGEMENT, INC.
NICHOLS ALUMINUM LLC

By:	/s/ Eric M. Rychel
Name: Eric M. Rychel
Title: President

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

SCHEDULE I

Guarantors

No.	Subsidiaries	Jurisdiction
1	Aleris Corporation	Delaware
2	Aleris Rolled Products, Inc.	Delaware
3	Aleris Rolled Products, LLC	Delaware
4	Aleris Rolled Products Sales Corporation	Delaware
5	IMCO Recycling of Ohio, LLC	Delaware
6	Aleris Ohio Management, Inc.	Delaware
7	Nichols Aluminum LLC	Delaware

Rule 144A / Regulation S Appendix

PROVISIONS RELATING TO INITIAL NOTES

1. Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Certificated Note” means a certificated Initial Note (other than a Global Note) bearing, if required, the appropriate restricted notes legend set forth in Section 2.3(e) of this Appendix.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Initial Notes” means $400,000,000 aggregate principal amount of 10.750% Senior Secured Junior Priority Notes due 2023 issued on the Issue Date.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, each of Deutsche Bank Securities Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Moelis & Company LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. LLC, KeyBanc Capital Markets Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and The Huntington Investment Company and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means the Initial Notes and any Additional Notes, treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated June 8, 2018, among the Company, the Guarantors and Deutsche Bank Securities Inc., on behalf of itself and as representative of the several Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company, the Guarantors and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1	(b)
“Global Notes”	2.1	(a)
“Permanent Regulation S Global Note”	2.1	(a)
“Regulation S”	2.1	(a)
“Regulation S Global Note”	2.1	(a)
“Rule 144A”	2.1	(a)
“Rule 144A Global Note”	2.1	(a)
“Temporary Regulation S Global Note”	2.1	(a)

1.3 Capitalized terms used in this Appendix, but not defined, have the meanings ascribed to such terms in the Indenture to which this Appendix is attached.

2. The Notes.

2.1 (a) Form and Dating. The Initial Notes shall be offered and sold by the Company pursuant to the Purchase Agreement. The Initial Notes shall be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”); and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global notes in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the global notes legend and the applicable restricted notes legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Temporary Regulation S Global Note shall be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in the Depository) and shall not be exchangeable for interests in the Rule 144A Global Note, a permanent Regulation S global note in fully registered form (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note or the Permanent Regulation S Global Note only upon certification in the form attached hereto as Exhibit 3 or otherwise in a form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by Non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act.

Prior to the expiration of the Distribution Compliance Period, beneficial interests in Temporary Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note first delivers to the Trustee a written certificate (in a form substantially similar to that attached hereto as Exhibit 2) to the effect that the beneficial interest in the Temporary Regulation S Global Note is being transferred (a) to a Person who the transferor reasonably believes to be a QIB that is purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (b) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in a form substantially similar to that attached hereto as Exhibit 2) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S.

The Rule 144A Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository or the nominee of the Depository and (b) shall be delivered by the Trustee to the Depository or pursuant to the Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Certificated Notes.

2.2 Authentication. The Trustee shall upon receipt of a Company Order specified in Section 202 of the Indenture authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $400,000,000 10.750% Senior Secured Junior Priority Notes due 2023 and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 202 of the Indenture, in each case upon a Company Order signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 312 of the Indenture, shall certify that such issuance is in compliance with Sections 1011 and 1012 of the Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Note Registrar with a request:

(x) to register the transfer of such Certificated Notes; or

(y) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Note Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Certificated Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Certificated Notes are being delivered to the Note Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Certificated Notes are being transferred to the Company, a certification to that effect; or

(C) if such Certificated Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A or Regulation S under the Securities Act or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Company so requests, an Opinion of Counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in a form substantially similar to that attached hereto as Exhibit 2, that such Certificated Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Certificated Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Certificated Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Certificated Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Note Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Note Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that Global Note is exchanged for Certificated Notes pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes (as set forth in Exhibit 2, hereto) intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note), or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

(e) Legend.

Each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO ALERIS INTERNATIONAL, INC. (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OTHER THAN RULE 144 (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE

TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, TRANSFERS PURSUANT TO RULE 144 WILL NOT BE PERMITTED, EVEN IF LEGALLY AVAILABLE.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Certificated Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE NOTE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have been exchanged for Certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as depository for such Global Note and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, in either case, and a successor depository is not appointed by the Company within 90 days of such notice, (ii) a Default has occurred and is continuing or (iii) if requested by a Holder of a beneficial interest in a Global Note.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof and registered in such names as the depository shall direct. Any Certificated Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted notes legend and certificated notes legend set forth in Exhibit 1 hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form without interest coupons. In the event that such Certificated Notes are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to the Indenture, including pursuant to Section 507, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Certificated Notes had been issued.

EXHIBIT 1

to Rule 144A / Regulation S Appendix

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO ALERIS INTERNATIONAL, INC. (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OTHER THAN RULE 144 (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, TRANSFERS PURSUANT TO RULE 144 WILL NOT BE PERMITTED, EVEN IF LEGALLY AVAILABLE.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[Temporary Regulation S Global Note Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE COMPANY, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

[Certificated Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE NOTE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

No.                                                                                                                                                                    $

10.750% Senior Secured Junior Priority Notes due 2023

CUSIP No. [                ]

ISIN No. [                ]

Aleris International, Inc., a Delaware corporation, promises to pay to                 , or registered assigns, the principal sum of                      U.S. Dollars on July 15, 2023.

Interest Payment Dates: January 15 and July 15.

Record Dates: January 1 and July 1.

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

ALERIS INTERNATIONAL, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

U.S. BANK NATIONAL

ASSOCIATION, as Trustee

certifies that this is one of the Notes

referred to in the Indenture.

By
Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL NOTE]

10.750% Senior Secured Junior Priority Note due 2023

Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Indenture.

1. Principal and Interest.

Aleris International, Inc. (the “Company”) shall pay the principal of this Note on July 15, 2023.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate set forth below (subject to adjustment as provided below).

Interest on the Notes shall accrue at the rate of 10.750% per annum and be payable in cash.

Interest shall be payable semi-annually (to the Holders of the Notes at the close of business on January 1 or July 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing January 15, 2019.

Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 25, 2018 (although any Additional Notes may accrue interest starting at other dates, and the first Interest Payment Date may be a different date); provided that, if there is no existing Default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes.

2. Method of Payment.

The Company shall pay interest (except Defaulted Interest) on the principal amount of the Notes on each January 15 and July 15 to the Persons who are Holders (as reflected in the Note Register at the close of business on January 1 and July 1 immediately preceding the Interest Payment Date), in each case, even if the Note is transferred or exchanged after such Regular Record Date, except as provided in Section 306(b) with respect to Defaulted Interest; provided that, with respect to the payment of principal, the Company shall make payment to the Holder that surrenders this Note to any Paying Agent on or after July 15, 2023.

The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. The Company may pay interest on the Notes either (a) by mailing a check for such interest to a Holder’s registered address (as reflected in the Note Register) or (b) by wire transfer to an account located in the United States maintained by the payee. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3. Paying Agent and Note Registrar.

Initially, U.S. Bank National Association (the “Trustee”) shall act as Paying Agent and Note Registrar. The Company may change any Paying Agent or Note Registrar upon written notice thereto and without notice to the Holders. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Note Registrar or co-registrar.

4. Indenture.

The Company issued the Notes under an Indenture dated as of June 25, 2018 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. In the event of any inconsistency between (x) the terms of this Note and (y) the terms of the Indenture, the terms of the Indenture shall control. In the event of any inconsistency between (x) the terms of the Security Documents and (y) the terms of this Note, the terms of the Security Documents shall control.

The Notes are senior secured obligations of the Company. The Indenture does not limit the aggregate principal amount of the Notes. Subject to the conditions set forth in the Indenture, the Company may issue Additional Notes.

5. Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. Optional Redemption.

At any time prior to July 15, 2020, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

From and after July 15, 2020, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2020	104.000%
2021	102.000%
2022 and thereafter	100.000%

Prior to July 15, 2020, the Company may, at its option, redeem up to 40% of the sum of the original aggregate principal amount of Notes (and the original principal amount of any Additional Notes) issued under the Indenture at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Redemption Date, subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, with funds in an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company; provided that at least 60% of the sum of the aggregate principal amount of the Notes originally issued under the Indenture and the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remain Outstanding immediately after the occurrence of each such redemption (unless all Notes outstanding on the Redemption Date are redeemed); provided, further, each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

If a Change of Control occurs (x) at any time on or prior to July 15, 2019, the Company (or a third party on behalf of the Company) may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 102.000% of the principal amount of the Notes and (y) at any time after July 15, 2019 but on or prior to July 15, 2020, the Company (or a third party on behalf of the Company) may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 103.000% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (a “Change of Control Redemption”). If the Company (or such third party) elects to exercise this redemption right, it must do so by sending a redemption notice to each Holder with a copy to the Trustee within 30 days following the Change of Control (or, at the Company’s option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is sent prior to the Change of Control. If the Company (or such third party) exercises the Change of Control Redemption right, the Company may elect not to make the Change of Control Offer pursuant to Section 1017 unless it defaults in payments due upon redemption.

Upon consummation by the Company or any Restricted Subsidiary of one or more Asset Sales generating Net Proceeds in excess of $35.0 million in the aggregate (x) at any time on or prior to July 15, 2019, the Company may, at its option, redeem all or a portion of the Notes in an aggregate principal amount not to exceed such Net Proceeds, at a redemption price equal to 102.000% of the principal amount of the Notes and (y) at any time after July 15, 2019 but on or prior to July 15, 2020, the Company may, at its option, redeem all or a portion of the Notes in an aggregate principal amount not to exceed such Net Proceeds, at a redemption price equal to 103.000% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (an “Asset Sale Redemption”). If the Company elects to exercise this redemption right, it must do so by sending a notice of an Asset Sale Redemption at least 30 days prior to such Redemption Date to each Holder with a copy to the Trustee. Any such redemption may be conditioned upon the consummation of an Asset Sale if the notice is sent prior to consummation of such Asset Sale. For the avoidance of doubt, any cash actually applied to redeem Notes pursuant to an Asset Sale Redemption shall be excluded from the calculation of Excess Proceeds and therefore the requirement to make an Asset Sale Offer.

7. Repurchase upon a Change of Control, Asset Sales and Events of Loss.

Subject to paragraph 6 above, upon the occurrence of (a) a Change of Control, the Holders shall have the right, pursuant to Section 1017 of the Indenture, to require that the Company purchase such Holder’s Outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, (b) Asset Sales, the Company may be obligated, pursuant to Section 1018 of the Indenture, to make offers to purchase Notes and Other Second-Priority Obligations of the Company with a portion of the Net Proceeds of such Asset Sales at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and (c) Events of Loss, the Company may be obligated, pursuant to Section 1020 of the Indenture, to make offers to purchase Notes and Other Second-Priority Obligations of the Company with a portion of the Net Loss Proceeds of such Events of Loss at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

8. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Note Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Note Registrar need not register the transfer or exchange of a Note or portion of a Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Note or portion of a Note for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date.

9. Persons Deemed Owners.

A registered Holder may be treated as the owner of a Note for all purposes.

10. Unclaimed Money.

Subject to any laws relating to abandoned property, if money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its request or (if then held by the Company) shall be discharged from such trust. After that, Holders entitled to the money must look to the Company for payment and all liability of the Trustee and such Paying Agent with respect to such money, and all liability of the Company as trustee thereof, shall cease.

11. Discharge and Defeasance Prior to Redemption or Maturity.

Subject to satisfaction of conditions set forth in the Indenture, the Company and the Guarantors at any time may terminate their respective obligations under the Notes, the Notes Guarantees and the Indenture, whereupon all the Liens on and security interests in the Collateral securing the Indenture Obligations granted under the Security Documents shall be automatically released, if the Company or any Guarantor irrevocably deposits with the Trustee cash or Government Securities or a combination thereof sufficient for the payment of the then outstanding principal of and interest on the Notes to the applicable Redemption Date or Stated Maturity, as the case may be.

12. Amendment; Supplement; Waiver.

The Indenture, the Notes, the Notes Guarantees and the Security Documents may be amended, supplemented or waived as provided in Article Nine of the Indenture.

13. Restrictive Covenants.

The Indenture contains certain covenants, including covenants with respect to the following matters: (i) Restricted Payments; (ii) incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock; (iii) Liens; (iv) transactions with Affiliates; (v) dividend and other payment restrictions affecting Restricted Subsidiaries; (vi) guarantees of Indebtedness by Restricted Subsidiaries; (vii) changes to the terms of certain Subordinated Indebtedness; (viii) merger, consolidation or sale of all or substantially all assets; (ix) purchase of Notes upon a Change of Control; (x) sale and lease-back transactions; (xi) disposition of proceeds of Asset Sales; and (xii) application of proceeds upon Events of Loss. Within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2018, the Company must report to the Trustee on compliance with such limitations.

14. Successor Persons.

When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor Person shall be released from those obligations, subject to certain exceptions.

15. Remedies for Events of Default.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Outstanding Notes may declare all Outstanding Notes to be immediately due and payable. If an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company occurs and is continuing, the Notes automatically become immediately due and payable. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to certain restrictions, the Holders of a majority in principal amount of the Outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

16. Notes Guarantees.

The Company’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed on a senior secured basis, to the extent set forth in the Indenture, by each of the Guarantors.

17. Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Company and its Affiliates as if it were not the Trustee.

18. Authentication.

This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

19. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Governing Law.

THIS NOTE AND INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Aleris International, Inc., 25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122, Attention: General Counsel.

EXHIBIT 2

to Rule 144A / Regulation S Appendix

ASSIGNMENT/TRANSFER FORM

To assign and transfer this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:                                                                                                                 Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

to the Company; or

(1) ☐   pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

(2) ☐   inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

(3) ☐   outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933, as amended; or

(4) ☐   in accordance with an exemption from the registration requirements of the Securities Act other than Rule 144 (and based upon an Opinion of Counsel if the Company so requests).

Notwithstanding anything to the contrary, transfers pursuant to Rule 144 will not be permitted, even if legally available.

Unless one of the boxes is checked, the Trustee may refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by a duly authorized officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 1017, 1018 or 1020 of the Indenture, check the box:  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 1017, 1018 or 1020 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on
the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT 3

to Rule 144A / Regulation S Appendix

FORM OF NON-U.S. BENEFICIAL OWNERSHIP

CERTIFICATION BY EUROCLEAR OR CLEARSTREAM LUXEMBOURG

[Date]

U.S. Bank National Association

Re: 10.750% Senior Secured Junior Priority Notes due 2023 (the “Notes”) of Aleris International, Inc. (the “Company”)

Reference is hereby made to the Indenture, dated as of June 25, 2018 (as amended and supplemented from time to time, the “Indenture”), among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This is to certify with respect to $________ principal amount of the Notes that, except as set forth below, we have received in writing, by tested telex or by electronic transmission, from member organizations appearing in our records as persons being entitled to a portion of such principal amount (our “Member Organizations”) certifications with respect to such portion, that such portion is beneficially owned by (a) Non-U.S. Person(s) or (b) U.S. Person(s) who purchased the portion beneficially owned by such U.S. Person(s) in transactions that did not require registration under the Securities Act of 1933, as amended (the “Act”). As used in this paragraph the term “U.S. Person” has the meaning given to it by Regulation S under the Act.

We further certify:

(i) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the Regulation S Temporary Global Note excepted in such certifications; and

(ii) that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as the date hereof.

We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you or the Company to produce this certification to any interested party in such proceedings.

Dated: __________, 20

Yours faithfully,

[Euroclear or Clearstream Luxembourg]

By

EXHIBIT A

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ___________, 20__, among [_____________] (the “Guaranteeing Subsidiary”), a subsidiary of Aleris International, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee a senior secured indenture (the “Indenture”), dated as of June 25, 2018 providing for the issuance of 10.750% Senior Secured Junior Priority Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Notes Guarantee”); and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Notes Guarantee on the terms and subject to the conditions set forth in the Notes Guarantee and in the Indenture including but not limited to Article Twelve thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Notes Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf transmission or other electronic means shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ____________, 20___

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ALERIS INTERNATIONAL, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory